Exhibit 2.1

COTY B.V.

COTY CANADA INC.

COTY S.A.S.

COTY INC.

COTY US LLC

- AND -

ASCENDIA BRANDS CO., INC.

ASCENDIA BRANDS, INC.

LANDER INTANGIBLES CORPORATION

_____________________________________

ASSET PURCHASE AGREEMENT

_____________________________________

January 17, 2007

Page

ARTICLE I DEFINITIONS	1
Section 1.1	Definitions	1
ARTICLE II PURCHASE AND SALE OF ASSETS	11
Section 2.1	Sale and Purchase of the Brand Assets	11
Section 2.2	Brand Assets	12
Section 2.3	Excluded Assets	13
Section 2.4	Retained Liabilities	14
Section 2.5	Returns	15
ARTICLE III PURCHASE PRICE	16
Section 3.1	Purchase Price	16
Section 3.2	Payment	16
Section 3.3	Inventory Adjustment.	17
Section 3.4	Adjustments for Discrepancies in Reserves.	17
Section 3.5	Additional Purchase Price.	18
Section 3.6	Tax Allocations	20
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS	20
Section 4.1	Corporate Existence and Power	20
Section 4.2	Corporate Authorization	20
Section 4.3	Governmental Authorization	21
Section 4.4	Non–Contravention	21
Section 4.5	Brand Financial Statements	21
Section 4.6	Absence of Certain Changes	22
Section 4.7	Litigation	22
Section 4.8	Taxes	22
Section 4.9	Brand Inventory	22
Section 4.10	Title to Properties; Leases	22
Section 4.11	Compliance with Laws; Government Approvals.	22
Section 4.12	Brand Intellectual Property	23
Section 4.13	Environmental Matters.	24
Section 4.14	Contracts	25
Section 4.15	Product Liability Claims	25
Section 4.16	Suppliers and Customers	25
Section 4.17	Customer Accommodations	25
Section 4.18	Operation of the Brands	26
Section 4.19	Insurance	26
Section 4.20	Finders and Investment Bankers	26

i

Section 4.21	Accuracy of Statements	26
Section 4.22	Sufficiency of Assets	26
Section 4.23	Adequacy of Reserves	26
Section 4.24	Value of the Brand Inventory and Raw Materials	27
Section 4.25	Investment Representation.	27
Section 4.26	No Other Representations	27
Section 4.27	Seller Reliance	28
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS	28
Section 5.1	Corporate Existence and Power	28
Section 5.2	Corporate Authorization	29
Section 5.3	Governmental Authorization	29
Section 5.4	Non–Contravention	29
Section 5.5	Financing	29
Section 5.6	Financial Condition	30
Section 5.7	Absence of Certain Changes	30
Section 5.8	Litigation	30
Section 5.9	Taxes	30
Section 5.10	Title to Properties; Leases	30
Section 5.11	Compliance with Laws; Government Approvals.	30
Section 5.12	Solvency	31
Section 5.13	Environmental Matters.	31
Section 5.14	Insurance	31
Section 5.15	Accuracy of Statements	31
Section 5.16	Securities and Exchange Commission Filings	31
Section 5.17	Finders and Investment Bankers	32
Section 5.18	Capitalization.	32
Section 5.19	No Other Representations	32
Section 5.20	Purchaser Reliance	33
ARTICLE VI COVENANTS	33
Section 6.1	Confidentiality	33
Section 6.2	Publicity	35
Section 6.3	Further Assurances; Filings; Commercially Reasonable Best Efforts; Nonassignable Assets; Retained Accounts Receivable.	35
Section 6.4	Books and Records	38
Section 6.5	Sales, Use and Transfer Taxes and Fees	38
Section 6.6	Actions With Respect to the Brands and the Brand Assets Prior to the Closing Date	39
Section 6.7	Assignment Agreements	40
Section 6.8	Transition Services Agreement	40
Section 6.9	Manufacturing Agreement	40
Section 6.10	Indemnification.	40
Section 6.11	Indemnification Procedures.	42

Section 6.12	Prorations	43
Section 6.13	Covenant Not to Compete	43
Section 6.14	Insurance Proceeds	44
Section 6.15	Employees	44
Section 6.16	Insurance	44
Section 6.17	Asset Acquisition	44
Section 6.18	Reimbursement	44
Section 6.19	Non-Use of Certain Domain Names	45
ARTICLE VII CLOSING	45
Section 7.1	Closing Date and Place	45
Section 7.2	Purchasers’ Conditions to Closing	45
Section 7.3	Sellers’ Conditions to Closing	46
Section 7.4	The Sellers’ Closing Obligations	47
Section 7.5	The Purchasers’ Closing Obligations	48
Section 7.6	Termination	49
Section 7.7	Effect of Termination	49
ARTICLE VIII MISCELLANEOUS	50
Section 8.1	Trademarks and Patents.	50
Section 8.2	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.	50
Section 8.3	Resolution of Disputes	51
Section 8.4	Entire Agreement; Construction.	52
Section 8.5	Interpretation	52
Section 8.6	Waiver	53
Section 8.7	Survival	53
Section 8.8	Counterparts; Telecopier	53
Section 8.9	Expenses	53
Section 8.10	Notices	53
Section 8.11	Remedies; Specific Performance	54
Section 8.12	Guaranty of the Purchaser Guarantor	54
Section 8.13	Reliance	55

Schedules

Schedule 1.1	-	Knowledge
Schedule 2.2(c)	-	Brand Permits
Schedule 2.2(i)	-	Brand Tangible Property
Schedule 2.3(k)	-	Excluded Intellectual Property
Schedule 4.3	-	Governmental Authorizations
Schedule 4.5	-	Brand Financial Statements
Schedule 4.11(c)	-	Scientific Data Files
Schedule 4.12	-	Brand Intellectual Property
Schedule 4.13	-	Environmental Disclosure
Schedule 4.14	-	Brand Contracts
Schedule 4.16	-	Customers
Schedule 4.17	-	Customer Accommodations
Schedule 4.19	-	Insurance Policies
Schedule 4.20	-	Finders and Investment Bankers
Schedule 5.4	-	Non-Contravention
Schedule 5.8	-	Litigation Disclosure
Schedule 5.10	-	Purchaser Permitted Liens
Schedule 5.11	-	Compliance with Laws
Schedule 5.13	-	Environmental Disclosure
Schedule 5.14	-	Insurance Policies
Schedule 5.16	-	Securities and Exchange Commission Filings
Schedule 5.17	-	Finders and Investment Bankers
Schedule 6.6	-	Actions with Respect to the Brands and Brand Assets

Exhibits

Exhibit A	-	Form of Assignment and Assumption Agreement
Exhibit B	-	Form of Transition Services Agreement
Exhibit C	-	Form of Manufacturing Agreement
Exhibit D	-	Form of Trademark Assignment
Exhibit E	-	Form of Patent Assignment
Exhibit F	-	Form of Assignment of Calgon License
Exhibit G	-	Form of Patent and Technology License
Exhibit H	-	Product & Customer Data Template
Exhibit I	-	Form of Registration Rights Agreement
Exhibit J	-	Form of Lock-Up Agreement
Exhibit K	-	Form of Note

v

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made as of this 17th day of January, 2007 by and among COTY B.V., a Dutch besloten vennootschap with offices at Oudeweg 147, 2031 CC Haarlem, The Netherlands (hereinafter “Coty BV”); COTY CANADA INC., a Canadian corporation with offices at 1255 Trans-Canada Highway, Suite 200, Dorval HP9 2V4, Quebec, Canada (hereinafter “Coty Canada”); COTY S.A.S., a French société par actions simplifiée with offices at 14/16 Rue de Miromesnil, 75008 Paris, France (hereinafter “Coty SA”); COTY INC., a Delaware corporation with offices at 2 Park Avenue, New York, NY 10016 (hereinafter “Coty”); COTY US LLC, a Delaware limited liability company with offices at 2 Park Avenue, New York, NY 10016 (hereinafter “Coty US”, and together with Coty BV, Coty Canada, Coty SA and Coty, collectively the “Sellers” and individually a “Seller”); ASCENDIA BRANDS CO., INC. (hereinafter “Ascendia”), a New Jersey corporation with offices at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 06819; LANDER INTANGIBLES CORPORATION, a Delaware corporation with offices at 1011 Centre Road, Suite 202, Wilmington, DE 19805 (hereinafter “Lander” and together with Ascendia collectively the “Purchasers” and individually a “Purchaser”); and Ascendia Brands, Inc., a Delaware corporation with offices at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 06819 (hereinafter the “Purchaser Guarantor”).

RECITALS

WHEREAS the Sellers own or are the licensees of the Calgon® and the Healing Garden® brands in the United States, Canada and (in the case of the Healing Garden) the additional jurisdictions specified in Schedule 4.12 to this Agreement (hereinafter the “Brands”);

WHEREAS Lander desires to acquire from the Sellers the trademarks, formulae and other intellectual property related to the Brands and Ascendia desires to acquire from the Sellers certain other brand-related assets, all as more fully described herein; and

WHEREAS the Sellers desire to sell the Brands and such brand-related assets to the Purchasers, all upon the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.

(a)          As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accountants” has the meaning specified in Section 3.3(b).”Additional Purchase Price” has the meaning specified in Section 3.5(a).

“Affiliate” means with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“Agreement” means this agreement, including all Exhibits and Schedules hereto, as from time to time amended.

“Asserted Liability” has the meaning specified in Section 6.11(a).

“Assignment and Assumption Agreement” means an agreement, substantially in the form of Exhibit A, pursuant to which the rights and obligations of the Sellers under the Brand Contracts, other than Brand Contracts that constitute Nonassignable Assets, are assigned to, and assumed by, Purchasers.

“Base Price” has the meaning specified in Section 3.1.

“Brand Assets” has the meaning specified in Section 2.2.

“Benckiser” means, in the context of the Calgon License, Reckitt Benckiser N.V., its predecessors in interest, and its legal or permitted successors or assignees.

“Brand Financial Statements” means the unaudited statements of income of each of the Brands for the fiscal years ended June 30, 2004, 2005 and 2006 and the four months ended October 31, 2006, as set forth in Schedule 4.5.

“Brand Contracts” has the meaning specified in Section 2.2(d).

“Brand Intellectual Property” has the meaning specified in Section 4.12(a).

“Brand Inventory” has the meaning specified in Section 2.2(b).

“Brand Material Adverse Effect” means any event, change, occurrence, circumstance or development which has had or, to the Knowledge of the Sellers, would have a material adverse effect on the condition (financial or otherwise) of the Brands or the Brand Assets, or the results of operations of the Brands, taken as a whole, or that materially adversely affects the ability of the Sellers to consummate the transactions contemplated by this Agreement and the other Transaction Documents or materially impairs or delays the Sellers’ ability to perform their obligations hereunder and thereunder; provided, however, that a Brand Material Adverse Effect shall not include any event, change, occurrence, circumstance or development resulting from: (a) any changes that generally affect the health and beauty care industry; (b) any changes in general economic, financial, political, market or regulatory conditions; (c) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, in each case, whether occurring within or outside the United States; (d) any changes or effects, including any disruption of customer, supplier or other similar relationships, arising out of, or attributable to, the public announcement or pendency of this Agreement or the transactions contemplated by this Agreement; or (e) any changes arising out of, or attributable to, a breach of this Agreement by any Purchaser.

“Brand Permits” has the meaning specified in Section 2.2(c).

“Brand Product” means any product (determined on an SKU basis) sold under any of the trademarks set forth in Schedule 4.12, including Obsolete Inventory, but not including any raw materials, packaging or work-in-progress.

“Brand Tangible Property” has the meaning specified in Section 2.2(i).

“Brands” has the meaning specified in the recitals to the Agreement.

“Business Day” means any day other than a day upon which banks in the City of New York, NY are permitted or required to close.

“Calgon Corporation” means the licensor to Benckiser of the right to sublicense the Calgon License.

“Calgon License” means, collectively, (a) the License Agreement for “Calgon” Trademarks dated April 29, 1977 concerning the United States between Merck & Co., Inc., as licensor, and Beecham, Inc., as licensee, (b) the License Agreement for “Calgon” and “Calgonite” Trademarks dated April 29, 1977 concerning Canada between a predecessor to Calgon Corporation, as licensor, and Beecham, Inc., as licensee, (c) the Trademark License Agreement effective as of July 1, 1997 between Benckiser, as sublicensor, and Coty, as sublicensee, each as assigned and/or amended to the date hereof pursuant to which Coty acquired certain rights to the Calgon name and mark in the United States and Canada, and (d) the Amendment to License Agreement for “Calgon” Trademarks between Calgon Corporation and Coty US dated as of December 22, 1997.

“Cash Amount” has the meaning specified in Section 3.5(a).

“Claimant” has the meaning specified in Section 8.3(b).

“Claims Notice” has the meaning specified in Section 6.11(a).

“Closing” has the meaning specified in Section 7.1.

“Closing Date” has the meaning specified in Section 7.1.

“Closing Inventory Value” has the meaning specified in Section 3.3(a).

“Closing Payment” has the meaning specified in Section 3.2(b).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

“Commitment Fee” has the meaning specified in Section 3.2(a).

“Competing Product Line” has the meaning specified in Section 6.13.

“Confidential Material” has the meaning specified in Section 6.1(a).

“Consent and Amendment Agreement” means the Consent and Amendment Agreement (i) to be entered into among Calgon Corporation, Benckiser, Coty US, Coty, Coty Canada, the Purchasers and the Purchaser Guarantor and all other parties in the chain of succession of licensors and sublicensors under the Calgon License (or their successors-in-interest to the extent documentation of such succession is provided to Purchasers) and (ii) otherwise to be in form and substance reasonably satisfactory to the Purchasers and the Purchaser Guarantor.

“Contract” means any oral or written license agreement, lease, franchise, contract, agreement, commitment or other binding arrangement (including any amendments, modifications, extensions or replacements thereof) used in and related primarily to the Brands, which, for the avoidance of doubt, excludes all Contracts related to software.

“Deduction” has the meaning specified in Section 6.18.

“Disclosure Schedule” means, as applicable, (a) a written document prepared by the Sellers and delivered to the Purchasers on the date of this Agreement containing certain information about the Sellers, the Brands and the Brand Assets, or (b) a written document prepared by the Purchasers and delivered to the Sellers on the date of this Agreement containing certain information about the Purchasers. References in this Agreement to individual “Schedules” shall mean references to individual sections of the applicable Disclosure Schedule.

“Earn-Out Note” has the meaning specified in Section 3.5(d).

“Earn-Out Period” has the meaning specified in Section 3.5(a).

“Environmental Laws” means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Resource Conservation and Recovery Act, 42. U.S.C. § 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution or protection of the environment.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in Section 2.3.

“Excluded Intellectual Property” has the meaning specified in Section 2.3(k).

“Excluded Inventory” has the meaning specified in Section 2.3(j).

“Expiration Date” has the meaning specified in Section 8.7.

“Final Calculation” has the meaning specified in Section 3.5(b).

“Financing Documents” means the definitive documentation pursuant to which the Purchaser Guarantor obtains the financing required to make the Closing Payment.

“Foreign Inventory” has the meaning specified in Section 2.3(j).

“Formulations” means the current written formulations used by the applicable Sellers in manufacturing products under the Brands and the prior formulations in the records of the Sellers (to the extent available) for each Brand.

“GAAP” means the generally accepted accounting principles in the United States as defined by controlling pronouncements of the Financial Accounting Standards Board, as from time to time supplemented and amended.

“Governmental Authority” means any domestic, foreign, international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity.

“Healing Garden Revenues” has the meaning specified in Section 3.5(a).

“Indemnifying Party” has the meaning specified in Section 6.11(a).

“Indemnified Parties” has the meaning specified in Section 6.10(b).

“Indemnity Cap” has the meaning specified in Section 6.10(d).

“Indemnity Threshold” has the meaning specified in Section 6.10(d).

“Inventory Reserve” means and includes any and all reserves maintained by Sellers as of the Closing Date for Obsolete Inventory.

“Inventory Value” means the aggregate book value of all Brand Inventory recorded on Sellers’ books as of the Closing Date, but not including any Raw Materials, reduced (to the extent not already reflected in the book value) by the aggregate amounts of the Returns Reserve and the Inventory Reserve.

“Knowledge” means (i) with respect to the Sellers, the actual knowledge of the employees of the Sellers listed on Schedule 1.1 following reasonable inquiry in the context of such employees’ day-to-day responsibilities and not specifically for the purpose hereof and (ii) with respect to the Purchasers, the actual knowledge of the employees of the Purchasers and Purchaser Guarantor listed on Schedule 1.1 following reasonable inquiry in the context of such employees’ day-to-day responsibilities and not specifically for the purpose hereof.

“Lien” and “Liens” means any lien, claim, encumbrance, preference, right or security interest.

“Lock Up Agreement” has the meaning specified in Section 3.2(d).

“Losses” mean any claims, actions, proceedings, losses, liabilities, damages, costs and expenses including, without limitation, reasonable fees and expenses of counsel incurred by the applicable Indemnified Party in any claim, action or proceeding.

“Manufacturing Agreement” means the contract manufacturing agreement substantially in the form of Exhibit C, pursuant to which Coty US will manufacture Brand Products for the Purchasers following Closing.

“Nonassignable Assets” has the meaning specified in Section 6.3(c).

“Note” has the meaning specified in Section 3.2(e).

“Obsolete Inventory” means any and all items of Brand Inventory classified by Sellers as of the Closing Date as slow-moving, obsolete or unsaleable, for which a balance sheet reserve or allowance has been taken or made.

“Obsolete Inventory Value” means the aggregate book value of any Obsolete Inventory as of the Closing Date, reduced to the extent applicable by the Inventory Reserve.

“Order” means any order, judgment, injunction, award, decree or writ handed down or imposed by any Governmental Authority.

“Parent Guaranty” has the meaning specified in Section 8.12.

“Patent and Technology License” has the meaning specified in Section 7.4(g).

“Patent Assignment” means a patent assignment by the Sellers, in favor of Lander, substantially in the form of Exhibit E, for each country in which patents or pending patent applications that are Brand Intellectual Property are owned by any of the Sellers, listing each such patent and patent application owned by such Seller with a description of each such patent or patent application by subject matter and the patent or patent application number.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) to such entity.

“Processing Instructions” means the current written processing instructions used by the applicable Seller in manufacturing Brand Products and the prior written processing instructions in the records of the Sellers (to the extent available) for each Brand Product, as set forth in Schedule 4.11(c).

“Product and Customer Data” means the information specified in Exhibit H.

“Purchase Orders” has the meaning specified in Section 2.2(e).

“Purchase Price” has the meaning specified in Section 3.1.

“Purchaser” and “Purchasers” have the meanings specified in the Preamble to the Agreement.

“Purchaser Financial Statements” means the audited consolidated financial statements of the Purchaser Guarantor for the fiscal year ended February 28, 2006 and the unaudited consolidated financial statements of the Purchaser Guarantor for the fiscal quarters ended May 27, 2006 and August 26, 2006.

“Purchaser Guarantor” has the meaning specified in the Preamble to the Agreement.

“Purchaser Indemnified Parties” has the meaning specified in Section 6.10(a).

“Purchaser Material Adverse Effect” means any event, change, occurrence, circumstance or development which has had or, to the Knowledge of the Purchasers, would have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Purchasers and their Subsidiaries, taken as a whole, or that materially adversely affects the ability of the Purchasers to consummate the transactions contemplated by this Agreement and the other Transaction Documents or materially impairs or delays the Purchasers’ ability to perform their obligations hereunder and thereunder; provided, however, that a Purchaser Material Adverse Effect shall not include any event, change, occurrence, circumstance or development resulting from: (a) any changes that generally affect the industries in which the Purchasers operate; (b) any changes in general economic, financial, political, market or regulatory conditions; (c) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response or reaction to any of the foregoing, in each case, whether occurring within or outside the United States; (d) any changes or effects, including any disruption of customer, supplier or other similar relationships arising out of, or attributable to, the public announcement or pendency of this Agreement or the transactions contemplated by this Agreement; or (e) any changes arising out of, or attributable to, a breach of this Agreement by the Sellers.

“Purchaser Obligations” has the meaning specified in Section 8.12.

“Purchaser Permitted Liens” means and includes (i) Liens for Taxes not yet due and payable or being contested in good faith; (ii) Liens imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s and other like Liens; (iii) Liens under worker’s compensation, unemployment insurance, social security or similar legislation; (iv) cash security securing letters of credit; (v) purchase money Liens; (vi) Liens with respect to real estate, easements, rights of way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of the Purchasers; (vii) Liens solely on any cash earnest money deposits made by the Purchaser in connection with any letter of intent or purchase agreement for an acquisition; (ix) purported Liens evidenced by the filing of precautionary UCC financing statements relating to operating leases of personal property entered into in the ordinary course of business; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods; (xi) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property; (xii) licenses of patents, trademarks and other intellectual property rights granted by the Purchasers in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Purchasers; (xiii) Liens that are replacements of Liens permitted under the other clauses of this definition “Permitted Liens” to the extent that the original debt is extended, renewed, refinanced or replaced and so long as the replacement Liens only encumber those assets that secured the extended, renewed, refinanced or replaced debt; (xiv) Liens securing capital lease obligations and (xv) Liens as set forth on Schedule 5.10.

“Raw Materials” has the meaning specified in Section 2.3(j).

“Raw Materials Inventory Value” has the meaning specified in Section 2.3(j).

“Raw Materials Inventory Value Certification” shall mean a statement, to be certified by an officer of Coty and delivered to Purchasers at Closing, setting forth the amount of the Raw Materials Inventory Value as of the Closing Date.

“Records Holder” has the meaning specified in Section 6.4.

“Registration Rights Agreement” has the meaning specified in Section 3.2(d).

“Representatives” has the meaning specified in Section 6.1(d).

“Requesting Party” has the meaning specified in Section 6.4.

“Requirement of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license, franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Respondent” has the meaning specified in Section 8.3(b).

“Reserve Certification” shall mean a statement, to be certified by an officer of Coty and delivered to Purchasers at Closing, setting forth the amount of the Returns Reserve and the Inventory Reserve as of the Closing Date.

“Restricted Parties” has the meaning specified in Section 6.13.

“Restricted Period” has the meaning specified in Section 6.13.

“Restrictions” has the meaning specified in Section 6.13.

“Retained Accounts Receivable” has the meaning specified in Section 2.3(b).

“Retained Liabilities” has the meaning specified in Section 2.4.

“Retention Claim” has the meaning specified in Section 6.10(a).

“Returns Amount” has the meaning specified in Section 3.4(a).

“Returns Reserve” means and includes any and all reserves maintained by Sellers in respect of estimated returned Brand Products shipped prior to the Closing Date, but not including any allowances provided or taken as an offset, discount or deduction against purchase price by customers.

“Rule 11-01(d)” has the meaning specified in Section 6.17.

“Scientific Data Files” means all files, data and information in the Sellers’ possession, in all media, relating to consumer testing, clinical trials and the like (whether or not filed with or reviewed by the Federal Food and Drug Administration, the Federal Trade Commission or any other Governmental Authority) that are or have been used or relied on by the Sellers to support or justify any advertising and label claims with respect to the safety, efficacy or other characteristics of any Brand Products sold by Sellers within the twelve (12) month period prior to Closing.

“SEC Reports” has the meaning specified in Section 5.16.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” has the meaning specified in Section 6.10(b).

“Seller Permitted Liens” mean and includes (i) Liens for Taxes not yet due and payable or being contested in good faith, or (ii) Liens to be released as of the Closing Date.

“SKU” means stock keeping unit.

“Solvent” means, as to any Person at any date of determination, that (a) the fair saleable value of its assets (measured on a going concern basis) is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital and, in addition, with respect to any Person organized or formed in a jurisdiction other than the United States, “Solvent” shall have such meaning provided for in the bankruptcy or similar law in the jurisdiction of such Person’s organization or formation. The amount of disputed, contingent and unliquidated liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specifications” means the current written raw materials, manufacturing, packaging, labeling and quality assurance specifications used by the applicable Seller in producing products under the Brands and the prior raw materials, manufacturing, packaging, labeling and quality assurance specifications in the records of the Sellers (to the extent available) for each Brand, as set forth in Schedule 4.11(c).

“Subsidiary” means, as of the relevant date of determination, with respect to any Person, each Person as to which such Person directly or indirectly owns beneficially or of record or has the power to vote or control, fifty percent (50%) or more of the voting securities of such entity or of any class of equity interests of such Person the holders of which are ordinarily entitled to vote for the election of the members of the board of directors or other persons performing similar functions.

“Taxes” means and includes all federal, state, local and foreign income, property, sales, excise and other taxes, customs duties, tariffs or governmental charges of any nature whatsoever.

“Tax Returns” means all returns and reports required to be supplied to a tax authority relating to Taxes.

“Termination Date” has the meaning specified in Section 7.1.

“Territory” means the United States, Canada, Puerto Rico and each other country where the applicable Brands have been marketed during any of the three (3) years ended on the Closing Date.

“Trade Secrets” means the Formulations, the Processing Instructions, the Specifications and any research records, processes, procedures, manufacturing formulae, recipes, databases, technical know-how, confidential business information, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and trade secrets related to each Brand.

“Transaction Documents” means, collectively, this Agreement, the Note, the Earn-Out Notes (if any), the Transition Services Agreement, the Manufacturing Agreement, the Assignment and Assumption Agreements and each bill of sale and assignment and transfer document delivered pursuant to this Agreement.

“Transition Services Agreement” has the meaning specified in Section 6.8.

“UPC Codes” means the universal product codes used to identify the Brand Products prior to the Closing Date, to the extent such codes include the Sellers’ proprietary manufacturer’s codes.

“U.S. Gross Revenues” has the meaning specified in Section 3.5(e).

“Written-Off Inventory” has the meaning specified in Section 2.3(j).

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.1         Sale and Purchase of the Brand Assets. Upon the terms and subject to the conditions set forth in this Agreement, at Closing: (i) the Sellers shall convey, assign, deliver and transfer to Lander all of the Sellers’ right, title and interest in and to the Brand Intellectual Property; and (ii) the Sellers shall convey, assign, deliver and transfer to Ascendia, all of the Sellers’ right, interest and title in and to the Brand Assets other than the Brand Intellectual Property, in each case free and clear of all Liens.

Section 2.2          Brand Assets. The term “Brands Assets “ means and includes the following:

(a)          Intellectual Property. All of the Sellers’ right, title and interest in and to the Brand Intellectual Property, as listed on Schedule 4.12, and all goodwill relating thereto;

(b)          Inventory. All inventory of Brand Products as of the Closing Date, including Obsolete Inventory, but not including the Excluded Inventory (collectively, the “Brand Inventory”).

(c)          Permits. All governmental permits, licenses and authorizations held by the Sellers used primarily in connection with or relating primarily to the Brands, as listed on Schedule 2.2(c), to the extent the same may be assigned or transferred to the Purchasers (collectively, the “Brand Permits”);

(d)          Contracts. All of the Sellers’ rights and obligations post the Closing Date (to the extent the same are permitted to be transferred or assigned to the Purchasers) under, and the benefits of, the Brand Contracts, as listed in Schedule 4.14 (collectively, the “Brand Contracts”);

(e)          Orders. All of the Sellers’ rights and obligations post the Closing Date (to the extent the same are assignable or transferable to the Purchasers) under all purchase orders and commitments for the purchase of Brand Products that have not been shipped as of the Closing Date (collectively, the “Purchase Orders”);

(f)           Promotional Materials. All product-specific literature, advertising materials, creative materials, studies, reports, surveys and promotional materials that are primarily used in the marketing and sale of, or relate primarily to, the Brands or the Brand Products or the Scientific Data Files;

(g)          Customer Lists. A list or lists of all customers who purchased Brand Products from the Sellers during the two year period ended September 30, 2006 (including customers with open purchase orders);

(h)          Books and Records. All books, files and records of the Sellers (including all computer diskettes, CD-ROMs, tapes and other media-storing devices) primarily relating to the Brands, including without limitation the Product and Customer Data; provided, however, that to the extent any of such books, files or records also relate to any assets of the Sellers other than Brand Assets, the Sellers may deliver to Ascendia at Closing appropriately redacted copies (but not originals) of such books, files and records; and

(i)           Personal Property. All molds, dies, tools, plates and other tangible property used exclusively in connection with the Brands, wherever located, as listed on Schedule 2.2(i) (collectively, the “Brand Tangible Property”), provided that, except in the case of the items of Brand Tangible Property identified with an asterisk on Schedule 2.2(i), Ascendia shall take delivery of such items upon termination of the Manufacturing Agreement (notwithstanding that legal title to such items shall pass to Ascendia at Closing); and

(j)           Accounts Receivable. Any accounts receivable or other rights to payments representing amounts due in respect of Brand Products shipped to any customer after the Closing Date, and the benefit of all security for such accounts, rights to payment of notes, and any claim, remedy or other right related to any of the foregoing.

Section 2.3          Excluded Assets. Notwithstanding any other provision of this Agreement, the Brand Assets do not include any of the following, whether or not used in, or relating to, the Brands (collectively the “Excluded Assets”):

(a)	Cash and Cash Equivalents. Any cash or cash equivalents;

(b)          Accounts Receivable. Any accounts receivable or other rights to payment, including, without limitation, trade accounts receivable representing amounts due in respect of Brand Products shipped to any customer on or before the close of business on the day preceding the Closing Date, and all other accounts or notes receivable of any Seller, and the benefit of all security for such accounts, rights to payment or notes, and any claim, remedy or other right related to any of the foregoing (collectively, the “Retained Accounts Receivable”);

(c)          Real Property. The land and leaseholds, and other estates in the real property currently used in connection with the Brands and all appurtenances thereto and all easements, privileges, rights-of-way and other rights pertaining to or accruing to the benefit of such real property and buildings, warehouses, and fixtures and improvements thereon;

(d)          Machinery and Equipment. All machinery and equipment of the Sellers, including without limitation the machinery and equipment used in manufacturing the Brand Products, other than the Brand Tangible Property;

(e)          Corporate Records. (i) All corporate seals, corporate minute books, stock ledgers and other corporate books and records of the Sellers, (ii) all books and records of the Sellers relating to Taxes imposed with respect to the Brands and the Brand Assets, and (iii) all original books and records that would otherwise constitute Brand Assets but for the fact that a Seller is required to retain such original books and records pursuant to any Requirements of Law (in which case copies of such books and records shall be included in the Brand Assets);

(f)           Supplier Payments. All settlement payments received or expected by the Sellers for claims by the Sellers against any of their suppliers to the extent arising prior to the Closing Date and rebate payments arising under rebate programs with suppliers to the extent earned prior to the Closing Date;

(g)          Retained Liabilities; Claims Against Third Parties. Any property, right or asset relating to a Retained Liability, including, without limitation, rights against third parties;

(h)          Insurance. All of the Sellers’ insurance plans and policies and all rights and claims thereunder;

(i)           Excluded Documents. All books, records, files and documents (including computer diskettes, CD-ROMs, tapes and other media storing devices) relating to an Excluded Asset or a Retained Liability; provided, however, that to the extent any of such books, records, files and documents are also material to the Brand Assets, the Sellers shall deliver to Ascendia at Closing appropriately redacted copies (but not originals) of such books, records, files and documents.

(j)           Excluded Inventory. (A) All inventory of Brand Products located outside the United States and Canada as of the Closing Date (“Foreign Inventory”), which Foreign Inventory may be disposed of outside the United States and Canada within the Sellers’ sole discretion, for their own account and at their sole expense, (B) all Obsolete Inventory that has been designated for destruction by the Sellers as of the Closing Date or against which a reserve of 100 percent has been recorded (“Written-Off Inventory”), and (C) all inventory of raw materials, components, packaging and work in progress of or relating to the Brands and the Brand Products (“Raw Materials”, and together with Foreign Inventory and Written-Off Inventory, collectively, the “Excluded Inventory”), provided that the value of the Raw Materials as of the Closing Date (the “Raw Materials Inventory Value”) shall be applied as a credit against the amounts due by the Purchasers pursuant to the Manufacturing Agreement;

(k)           Excluded Intellectual Property. Subject to Section 8.1(b), the intellectual property listed on Schedule 2.3(k) (the “Excluded Intellectual Property”); and

(l)            UPC Codes. Subject to Section 8.1(b), the UPC Codes.

Section 2.4            Retained Liabilities. Subject to Section 2.5, and except for obligations under the Brand Contracts, Brand Permits and Purchase Orders that arise after the Closing (other than post-Closing obligations that result from or relate to any breach, default, act or omission by the Sellers on or prior to the Closing which shall remain Retained Liabilities), the Sellers shall retain, and pay and perform when due, and shall jointly and severally indemnify and hold harmless the Purchasers from and against, and the Purchasers shall in no event assume, nor shall they be liable for, any obligations or liabilities of any Seller (such obligations and liabilities, the “Retained Liabilities”). For avoidance of doubt, the Retained Liabilities shall include, without limitation, the following:

(a)	any indebtedness of any Seller;

(b)          any liability or obligation for Taxes of any Seller, including with respect to the Brand Assets, for any period, or any portion of any period, ending prior to the Closing Date;

(c)          any liability or obligation relating to or arising out of the Excluded Assets;

(d)          any liability or obligation of any Seller (whether express or implied, fixed or contingent, known or unknown) existing or arising out of acts or omissions of the Sellers occurring prior to the Closing Date;

(e)          any liabilities or obligations of any Seller existing or arising prior to Closing or arising out of or resulting from any event or occurrence occurring prior to Closing which results in a liability or obligation after the Closing, in each case, under Environmental Laws or for violation of any Requirement of Law;

(f)           any liability or obligation of any Seller under any contractual arrangement with an Affiliate;

(g)          any product liability claims relating to Brand Products bearing a manufacturing date code prior to the Closing Date or as provided in the Manufacturing Agreement bearing a manufacturing date code on or after the Closing Date;

(h)          any liability or obligation for refunds, credits, allowances or other financial accommodations to customers attributable to Brand Products shipped prior to the Closing Date (other than relating to returns of the Brand Products shipped prior to the Closing Date);

(i)           any liability or obligation relating to or arising from the alleged infringement of the intellectual property rights of a third party, including but not limited to Applied Interact, its subsidiaries or assigns and any third party responsible in any way for the administration or operation of online sweepstakes, arising from any Seller’s conduct or use of online sweepstakes with respect to any of the Brands, including the continuation of such sweepstakes by Purchasers following the Closing Date until their respective published termination dates; and

(j)           any liability arising under or in respect of Brand Contracts as a result of any breach thereof, default thereunder or act or omission of Sellers that occurred prior to the Closing Date.

Section 2.5           Returns. Subject to Sections 2.4(g), 3.3 and 3.4, returns of any Brand Products on or after the Closing Date shall be deemed to be related to the operation of the Brands after the Closing Date, regardless of the date upon which such Brand Products were manufactured or sold.

ARTICLE III

PURCHASE PRICE

Section 3.1         Purchase Price. The purchase price of the Brand Assets shall be One Hundred and Twenty-Five Million Dollars ($125,000,000) (the “Base Price”) reduced by the amount of the Returns Reserve, increased or decreased as provided in Sections 3.3 and 3.4 (as so adjusted, the “Purchase Price”) and increased by the amount of any Additional Purchase Price payable pursuant to Section 3.5.

Section 3.2	Payment. The Purchase Price shall be paid as follows:

(a)          Upon signing of this Agreement, the Purchasers shall pay to Coty for the account of the Sellers as their respective interests may appear, a commitment fee of Two Hundred Fifty Thousand Dollars ($250,000) (the “Commitment Fee”), provided that (i) in the event the Closing has not occurred by 11:59 PM EST on January 31, 2007, and (ii) the Sellers have as of such date satisfied all closing conditions to be satisfied by them (including without limitation the delivery of the Consent and Amendment Agreement signed by all necessary parties other than the Purchasers), then the Commitment Fee shall be increased in amount to One Million Dollars ($1,000,000) in the aggregate and the Purchasers shall pay the balance thereof to Coty for the account of the Purchasers in immediately available funds on or before February 1, 2007. The Commitment Fee shall be credited against the Closing Payment pursuant to Section 3.2(b) or, in the event the Closing has not occurred by the Termination Date, retained by Sellers or refunded to Purchasers as provided in Section 7.7.

(b)          At Closing, the Purchasers shall pay Coty in immediately available US funds, for the account of the Sellers as their respective interests may appear, the sum of Ninety-Five Million Dollars ($95,000,000) (the “Closing Payment”). The Commitment Fee shall be credited to and applied against the Closing Payment and the net amount shall be paid by bank wire transfer, in immediately available funds, to such account as Coty shall, not less than two (2) Business Days prior to Closing, designate in writing to Ascendia.

(c)          In the event Section 3.3(c) is applicable, either the Sellers or the Purchasers, as the case may be, shall pay to the other the amount determined in accordance with Section 3.

(d)          On the thirtieth (30th) day following the Closing Date, (i) the Purchaser Guarantor shall issue to Coty a number of shares of the common stock, par value $0.001 per share of the Parent Guarantor (“Ascendia Brands Common Stock”), determined by dividing Ten Million Dollars ($10,000,000) by the higher of (x) a factor equal to ninety five percent (95%) of the average closing price of Ascendia Brands Common Stock on the thirty (30) trading days immediately following the issuance date of the first public announcement of this Agreement and the transactions contemplated hereby and (y) $1.00; provided, however, that the minimum number of shares of Ascendia Brands Common Stock to be issued pursuant to this Section 3.2(d) shall be five million (5,000,000) and (ii) the Parent Guarantor and Coty shall execute and deliver a registration rights agreement (the “Registration Rights Agreement”) and a lock-up agreement (the “Lock-Up Agreement”) with respect to such shares of Ascendia Brands Common Stock, such agreements to be substantially in the forms of Exhibit I and Exhibit J, respectively.

(e)          $20,000,000 of the Purchase Price shall be evidenced by, and paid in accordance with the terms of, a promissory note, substantially in the form of Exhibit K (the “Note”).

Section 3.3	Inventory Adjustment.

(a)          As soon as practicable after Closing, but in any event not later than thirty (30) days thereafter, the parties shall jointly conduct a physical count (or a cycle count if so agreed by the parties and acceptable to the Purchasers’ auditors) of the Brand Inventory. Based upon such physical count (or cycle count, as the case may be) and the Reserve Certification furnished by the Sellers at Closing pursuant to Section 7.4(m), the parties shall calculate the net book value of the Brand Inventory (the “Closing Inventory Value”). Each party shall make available to the other party upon request copies of the work papers used in its calculations.

(b)          In the event of any difference in the parties’ calculations of the Closing Inventory Value, the parties shall attempt in good faith to reconcile such differences. If such differences remain unreconciled after ten (10) days, the parties shall submit a statement of all unresolved differences together with copies of their respective calculations and work papers, to PricewaterhouseCoopers LLP (the “Accountants”) for a binding and nonappealable determination of the Closing Inventory Value to be rendered within thirty (30) days after such submission. All fees of the Accountants incurred in this capacity shall be billed to and shared equally by the Sellers and the Purchasers.

(c)          For purposes of determining the Purchase Price, if the Inventory Value differs by more than five percent (5%) from the Closing Inventory Value, the Base Price shall be (i) decreased, if the Inventory Value exceeds the Closing Inventory Value, by the full amount of such excess, or (ii) increased, if the Closing Inventory Value exceeds the Inventory Value, by the full amount of such excess. Any Base Price purchase price adjustment required under Section 3.3 shall be paid in cash to the appropriate recipient within ten (10) Business Days after the amount of the payment is determined. Such payment shall be accompanied by interest from the Closing Date calculated at 5 percent per annum.

Section 3.4	Adjustments for Discrepancies in Reserves.

(a)           Promptly following the date that is six months after the Closing Date, the parties shall calculate the aggregate payments made by Purchasers with respect to Brand Products shipped prior to the Closing Date and returned to any Seller or Purchaser on or after the Closing Date, net of the aggregate proceeds of any sale, liquidation or other disposition of such returned Brand Products or the net book value of any Brand Products returned to inventory, in each case, after such return, but not including any amounts borne by the Sellers for their own account (the “Returns Amount”). If the Returns Amount exceeds by more than fifteen percent (15%) the Returns Reserve certified in the Reserve Certification, Coty shall pay the amount in excess of such percentage to Ascendia. If the Returns Reserve certified in the Reserve Certification exceeds by more than fifteen percent (15%) the Returns Amount, Ascendia shall pay the amount in excess of such percentage to Coty. Any payment by either party hereunder shall not exceed One Million Dollars ($1,000,000).

(b)          The parties shall seek in good faith to agree upon the calculations referred to in Section 3.4(a) within ten (10) Business Days of the date specified in Section 3.4(a). In the event the parties are unable to reach agreement on either or both calculations, the disputed calculation(s) shall be referred to the Accountants for resolution in accordance with the procedure set forth in Section 3.3(b) hereof.

(c)          It is stipulated and agreed between the parties that any adjustment made pursuant to Section 3.4(a) shall be treated as a purchase price adjustment.

Section 3.5	Additional Purchase Price.

(a)          In the event that, during the period commencing July 1, 2007 and ending June 30, 2009 (the “Earn-Out Period”), the aggregate U.S. Gross Revenues derived by Sellers from the sale of Brand Products marketed under the Healing Garden brand (the “Healing Garden Revenues”) exceed Fifty Million Dollars ($50,000,000), the Purchasers shall pay to Coty, for the account of the Sellers, as additional consideration for the purchase and sale of the Healing Garden brand and brand-related assets (i) a cash amount, equal to the lesser of (w) fifty percent (50%) of the amount by which Healing Garden Revenues exceed Fifty Million Dollars ($50,000,000) and (x) Ten Million Dollars ($10,000,000), plus the lesser of (y) twenty-five percent (25%) of the amount by which Healing Garden Revenues exceed Seventy Million Dollars ($70,000,000) and (z) Five Million Dollars ($5,000,000) (the “Cash Amount”), and (ii) an additional amount equal to the lesser of (x) twenty five percent (25%) of the amount by which Healing Garden Revenues exceed Fifty Million Dollars ($50,000,000) and (y) Five Million Dollars ($5,000,000), which shall be paid by increasing the principal amount of the Note then outstanding or, at Purchasers’ option, through the issuance of an additional promissory note on terms and conditions identical in all respects (except as to principal amount and issue date) to the Note (the “In-Kind Amount” and, together with the Cash Amount, the “Additional Purchase Price”).

(b)           Not later than twenty (20) Business Days following the end of each quarter during the Earn-Out Period, commencing with the quarter ending September 30, 2007, Ascendia shall provide to Coty a calculation, certified by the Chief Financial Officer of Ascendia, setting forth, in reasonable detail, the Healing Garden Revenues for such quarter consistent with the methodology used to calculate the Additional Purchase Price. Not later than twenty (20) Business Days following the termination of the Earn-Out Period, Ascendia shall provide a calculation, certified by the Chief Financial Officer of Ascendia, setting forth, in reasonable detail, the Healing Garden Revenues during the Earn-Out Period, the Cash Amount, if any, and the In-Kind Amount, if any (the “Final Calculation”). If Coty disputes any of the amounts so certified by the Chief Financial Officer of Ascendia pursuant to this Section 3.5(b) (notice of such dispute to be furnished in writing not more than five (5) Business Days after receipt by Coty of Ascendia’s calculation), the provisions set forth in Section 3.3(b) shall apply, mutatis mutandis. For purposes of determining the validity of Ascendia’s calculations, Ascendia shall make available to Coty and/or the Accountants copies of such sales orders, invoices, shipping documents and accounting records as Coty shall reasonably request. Any materials provided by Ascendia shall be treated by Sellers and their Representatives as Confidential Information of the Purchasers and Purchaser Guarantor for purposes of Section 6.1.

(c)          Any Cash Amount due pursuant to this Section 3.5 shall be paid in immediately available funds not less than five (5) Business Days following the date of delivery of the Final Calculation, to such bank account as Coty, on behalf of the Sellers, shall have designated in writing, provided that if a dispute arises with respect to the amount of the Cash Amount due, the amounts not in dispute shall be paid within five (5) Business Days following the date of delivery of the Final Calculation and the balance, if any, paid within five (5) Business Days following resolution of such dispute; provided, however, that interest shall accrue on the Cash Amount at the rate provided in the Note or the Earn-Out Note from and including the date of the termination of the Earn-Out Period to and excluding the date paid.

(d)          Any In-Kind Amount due pursuant to this Section 3.5 shall, at Purchasers’ option, either (i) be added to the principal balance of the Note then outstanding, in which event such In-Kind Amount shall be payable in accordance with the terms of the Note and shall be subject to the conditions thereof, and Ascendia shall execute and deliver such amendment or other document as may be necessary to give effect to such increase in principal amount, or (ii) Ascendia shall execute and deliver an additional promissory note, with a principal amount equal to the In-Kind Amount (an “Earn-Out Note”). An Earn-Out Note shall have terms and conditions identical in all respects (except as to principal amount and issuance date) to the Note. Any Note amendment or Earn-Out Note shall be delivered to Coty, for the account of the Sellers, not later than five (5) Business Days following the date of delivery of the Final Calculation or, in the event of any dispute, within five (5) Business Days of the settlement of such dispute, provided that in any event interest on the In-Kind Amount pursuant to the Note amendment or the Earn-Out Note shall accrue from and including the date of the termination of the Earn-Out Period.

(e)          For purposes of this Section 3.5, the term “U.S. Gross Revenues” shall mean gross revenues, derived by Sellers from sales to customers located in the United States; provided, however, that (i) with respect to SKUs existing as of the Closing Date, gross revenues shall be determined based upon the documented prices in effect for each such customer immediately prior to the Closing Date (or if no customer-specific price was in effect, at the Seller’s standard list price), and regardless of the actual price at which such Products are sold following the Closing, and (ii) with respect to SKUs introduced following the Closing, gross revenues shall be determined in accordance with GAAP.

(f)            Notwithstanding anything in this Agreement to the contrary, in the event that any Cash Amount or In-Kind Amount is due to Coty for the account of the Sellers, as between the Purchasers and Purchaser Guarantor, on the one hand, and the Sellers, on the other hand, the right of Coty to receive such payment shall be absolute and unconditional.

Section 3.6           Tax Allocations. The Purchase Price shall be allocated among the Brand Assets assigned, transferred and conveyed at Closing and (to the extent applicable) the covenants set forth in Section 6.13 in the manner to be determined by the Purchasers and approved by the Sellers (such approval not to be unreasonably withheld, conditioned or delayed). The Sellers and the Purchasers agree to use the allocations determined pursuant to this Section 3.6 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Code, unless otherwise required pursuant to a change in law or final determination in appropriate proceedings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers represents and warrants to the Purchasers that the following are and will be true and correct, unless a contrary date is specified, as of the date hereof and as of the Closing Date:

Section 4.1         Corporate Existence and Power. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated in the Preamble to this Agreement, and has all requisite corporate power or limited liability company power, as the case may be, and authority to own, lease, and operate its properties, and to conduct its business substantially in the manner now conducted by such Seller, except where the failure to do so would not have, individually or in the aggregate, a Brand Material Adverse Effect. Each of the Sellers is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of the activities undertaken by it makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Brand Material Adverse Effect.

Section 4.2         Corporate Authorization. Each of the Sellers has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by the Sellers and the consummation by the Sellers of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of the Sellers. This Agreement has been and the other Transaction Documents have been or will be, as applicable, duly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery hereof by the Purchasers, constitute, or will constitute, as applicable, legal, valid and binding agreements of the Sellers.

Section 4.3        Governmental Authorization. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which such Seller is a party and the consummation by the Sellers of the transactions contemplated hereby and thereby do not require any consent, approval, compliance, exemption, authorization or permit of or other action by, or filing with, any Governmental Authority, other than such requirements which have already been completed or as set forth in Schedule 4.3, filings and approvals which are not required prior to the consummation of the transactions contemplated by this Agreement (all of which are listed on Schedule 4.3 and will be obtained in a timely manner following the Closing) or where the failure of any such consent, approval, compliance, exemption, authorization or permit to be obtained, action to be taken or filing to be made would not have, individually or in the aggregate, a Brand Material Adverse Effect.

Section 4.4         Non–Contravention. The execution, delivery and performance by the Sellers of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws or equivalent organizational documents of any of the Sellers, or the equivalent organizational documents of any of their Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or result in a violation or breach of any provision of any Requirement of Law or Order binding upon or applicable to any of the Sellers, (c) assuming compliance with the representations, warranties and covenants of the Purchasers by the Purchasers, require any consent or other action by any Person, or (d) violate, conflict with or (with due notice or lapse of time or both) constitute a default under or give rise to a right of termination, cancellation, or acceleration of any material right or obligation or loss of any material benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, any of the Sellers) of, any provision of any Contract, agreement or other instrument to which any of the Sellers is a party or that is binding upon any of the Sellers, which in each case, is included in the Brand Assets, or any license, franchise, permit or other similar authorization held by any of the Sellers and included in the Brand Assets, or (e) result in the creation or imposition any Liens (other than Seller Permitted Liens) on any of the Brand Assets, or that would not have, individually or in the aggregate, a Brand Material Adverse Effect.

Section 4.5        Brand Financial Statements. The Brand Financial Statements attached as Schedule 4.5 are true and correct in all material respects and were prepared from the books and records of the Sellers in a manner consistent with the Sellers’ internal accounting practices. The Brand Financial Statements fairly present the product contribution of the Brands to the operating income of the Sellers for the dates and periods indicated. All financial information relating to sales, cost of goods sold, inventories and variable operating costs associated with the Brands contained in the Brand Financial Statements has been prepared in accordance with GAAP applied consistently with Sellers’ prior practices, and such information is true and correct in all material respects.

Section 4.6         Absence of Certain Changes. Since December 25, 2005, the Sellers have operated the Brands, in all material respects, in the ordinary course consistent with past practices, and there has not been, individually or in the aggregate, a Brand Material Adverse Effect.

Section 4.7        Litigation. There is no action, suit, counterclaim, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the Sellers’ Knowledge, threatened against the Brands that would, if adversely determined, have, individually or in the aggregate, a Brand Material Adverse Effect, nor is there any Order of any court or arbitrator or any Governmental Authority outstanding against or relating to the Brands that would have, individually or in the aggregate, a Brand Material Adverse Effect.

Section 4.8        Taxes. Except to the extent that failure to do so would not have a Brand Material Adverse Effect, each of the Sellers has timely filed all Tax Returns and reports relating solely to the Brands required to be filed by it, the due date for which (including any extensions with respect thereto) occurred prior to the Closing Date, and has paid all Taxes as shown to be owed on such returns and reports. There are no Liens for Taxes upon the Brand Assets, except for statutory Liens for current Taxes not yet due.

Section 4.9        Brand Inventory. The Brand Inventory (excluding Obsolete Inventory) is of a quality and quantity usable and salable in the ordinary course of business, meets applicable manufacturing specifications and labeling requirements and is free of defects in workmanship and materials. As of the Closing Date, the quantities of each SKU of Brand Inventory are reasonable in the present circumstances of the Brands in the ordinary course of the Sellers’ business.

Section 4.10        Title to Properties; Leases. Each of the Sellers has good and marketable title to, or in the case of leased property and assets, valid leasehold interests in, all of its tangible personal properties and assets used or held for use by the Brands and comprising part of the Brand Assets, and such properties and assets are free and clear of any Liens, except for Seller Permitted Liens.

Section 4.11	Compliance with Laws; Government Approvals.

(a)          The Sellers are in compliance with any Requirement of Law, Order, permit, license or other governmental authorization or approval applicable to the Brands or by which any of their respective properties, assets or operations of the Brands are bound or affected, except for failures to comply or violations that would not have, individually or in the aggregate, a Brand Material Adverse Effect. Since January 1, 2000, the Sellers, in the manufacture and sale of the Brands, have not violated any applicable Requirement of Law, Order, permit, license or other governmental authorization or approval, except for violations that, individually or in the aggregate, would not have a Brand Material Adverse Effect.

(b)           The Sellers hold all Orders and all consents, permits, licenses, variances, exemptions and approvals from Governmental Authorities that are material to the operation of the Brands, including, without limitation, the Brand Permits. The Sellers are in compliance with the terms of such consents, permits, licenses, variances, exemptions, Orders and approvals, except where the failure so to comply would not have, individually or in the aggregate, a Brand Material Adverse Effect.

(c)          The Sellers have delivered to the Purchasers copies of the Scientific Data Files listed on Schedule 4.11(c). To the Knowledge of the Sellers, the information contained in the Scientific Data Files (i) is complete in all material respects and (ii) accurately represents the results of all consumer testing, clinical trials and the like performed by or on behalf of the Sellers with respect to the Brands since January 1, 2005.

Section 4.12         Brand Intellectual Property. (a) Schedule 4.12 is a true and complete list of the Brand Intellectual Property showing the Sellers’ right, title and interest in and to (i) all issued patents, patent applications (provisional or final and including any and all continuations-in-part), registered trademarks, trademark applications, domain names, registered copyrights and copyright applications relating primarily to the Brands, the Brand Products and/or any of the Brand Assets, (ii) all unregistered trade names, trademarks, fragrances created for the Sellers by third parties, and data (including docket data in hard copy and electronic form, to the extent reasonably available) used by the Sellers and the Sellers’ counsel to track ownership and maintenance of the Sellers’ trademarks and service marks for the Brands and other proprietary information primarily relating to the Brands, (iii) the Calgon License, (iv) all permits, grants and licenses or other rights running to or from the Sellers relating to any of the foregoing, and (v) all Brand-specific telephone numbers (collectively, with all unregistered copyrights, Trade Secrets and product formulae relating to the Brands, the “Brand Intellectual Property”).

(b)          The Sellers own, or are licensed or otherwise possess the right to use, the Brand Intellectual Property and the Trade Secrets, technology, computer software programs or applications and all other intangible proprietary information or material required for the conduct of the Brands as currently conducted, except as would not individually or in the aggregate have a Brand Material Adverse Effect. The rights of the Sellers to the Brand Intellectual Property are free and clear of all Liens, except for Seller Permitted Liens, and (i) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of any Seller, threatened in writing, which challenges the validity, legality, enforceability, use or ownership of the Brand Intellectual Property, and (ii) during the period of ownership or use by the Sellers of the Brand Intellectual Property, no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been instituted involving the Brand Intellectual Property, in each case of clauses (i) and (ii) above, that has had or is reasonably likely to have a Brand Material Adverse Effect.

(c)          All trademarks listed in Schedule 4.12 as “active” for the United States, Canada, the Czech Republic and Italy have been in use on the goods identified in the application and/or registration and have been sold in the country in which the trademark has been applied for or is registered within the past three years and all said “active” trademarks are valid and subsisting on the register of the country of application or registration in the name of Sellers.

(d)          The use of the Brand Intellectual Property by the Sellers does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any patent, trademark, service mark, computer program, copyright, Trade Secret or any other intellectual property right or proprietary right of any other Person (except as are not individually or in the aggregate reasonably likely to have a Brand Material Adverse Effect), and no Person is infringing upon the Brand Intellectual Property. None of the Sellers or their Affiliates has received written notice of any claim or allegation that any of the Sellers or their Affiliates, in their ownership or use of the Brands, is infringing upon any copyrights, patents, trademarks, service marks, trade names, computer programs, Trade Secrets or any other intellectual property rights or proprietary rights of any other Person, except that Coty has taken a nontransferable license from Applied Interact in response to a claim that Coty’s use of online sweepstakes, undertaken for purposes of promoting the Brands, infringed one or more patents owned by Applied Interact.

(e)          Coty is the named sublicensee under the Calgon License that is to be assigned to Purchasers under this Agreement. Sellers are not in default and have not received a notice of default under the Calgon License and are unaware of any other license to the mark “Calgon” being given by Benckiser in the United States and/or Canada for health and beauty aids for domestic use, nor do the Sellers have knowledge of any plan or intention by Benckiser to offer any additional license to the mark “Calgon” in the United States and/or Canada. The Calgon License is assignable by Coty to Purchasers, and Sellers will deliver to Purchasers, at Closing (i) the Assignment of Calgon License substantially in the form of Exhibit G executed by all parties thereto; and (ii) the Consent and Amendment Agreement executed by the parties thereto.

Section 4.13	Environmental Matters.
(a)	Except as disclosed on Schedule 4.13:

(i)           The Sellers have complied with and are in compliance with all Environmental Laws applicable to the Brands, except for such instances of noncompliance that would not have, individually or in the aggregate, a Brand Material Adverse Effect;

(ii)          The Sellers hold and have held all Brand Permits required pursuant to Environmental Laws in connection with the Brands and are and have been in compliance with such Brand Permits, except for the failure to hold such Brand Permits and such instances of noncompliance that would not have, individually or in the aggregate, a Brand Material Adverse Effect; and

(iii)        There is no action, suit, claim, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the Seller’ Knowledge, threatened against the Brands pursuant to Environmental Laws that would have, individually or in the aggregate, a Brand Material Adverse Effect.

Section 4.14       Contracts. Schedule 4.14 contains a true and complete list of all material contracts, written or unwritten, pertaining primarily or exclusively to the Brands and including (to the extent relating to the Brands, and whether or not pertaining primarily or exclusively thereto) any and all sales agreements, returns policies and other terms of trade with respect to the five (5) largest customers (based on gross sales revenues) of each of the Brands for the year ended June 30, 2006 (collectively, the “Brand Contracts”), and identifies in each case whether any third party consent is required for the assignment to the Purchasers of Sellers’ rights under such Brand Contract. The Sellers have delivered to the Purchasers true and complete copies of all written Brand Contracts, and true and complete summaries of the terms of any unwritten Brand Contracts. Each Brand Contract specified in Schedule 4.14 is a valid and binding obligation of the Seller(s) named therein and is in full force and effect. To the Knowledge of the Sellers, the Sellers have performed all material obligations required to be performed by them under the Brand Contracts and are not (with or without the lapse of time or the giving of notice, or both) in breach or default of any payment obligation thereunder or in breach or default in any other material respect thereunder. To the Sellers’ Knowledge, no other party to any of the Brand Contracts is in material default thereunder. No Contract, other than the Brand Contracts, is material to the continued distribution and sale of the entire line of Brand Products as currently distributed and sold by Sellers.

Section 4.15      Product Liability Claims. Since January 1, 2000 there has been no payments for any product liability claims (a) to the Knowledge of the Sellers exceeding $5,000 per claim or (b) aggregating claims, on a per Brand basis, exceeding $100,000 per year, and there are no such product liability claims (whether or not covered by the Sellers’ insurance) pending, or to the Sellers’ Knowledge, threatened, relating to any Brand or Brand Products in excess of such amounts. There have been no product recalls arising out of sales of the Brand Products in the past three (3) years and, to the Knowledge of the Sellers, no product recall is threatened or reasonably likely to occur.

Section 4.16      Suppliers and Customers. Schedule 4.16 lists the twenty-five (25) largest customers (based on gross sales revenues) of each of the Brands for the two years ended June 30, 2005 and June 30, 2006. To the Sellers’ Knowledge, except as set forth on Schedule 4.16: (i) no Person listed on Schedule 4.16 has cancelled or threatened in writing to cancel or otherwise terminate, or to the Sellers’ Knowledge, intends to cancel or otherwise terminate a material portion of its purchases of Brand Products, and (ii) no such Person has during the last twelve (12) months decreased materially or threatened in writing materially to decrease its purchases, or has informed in writing the Sellers or any of their respective agents or brokers of its intention to modify materially its relationship with respect to the Brands or its usage or purchase of Brand Products.

Section 4.17      Customer Accommodations. Except as listed on Schedule 4.14 or Schedule 4.17, there are no material special programs with the ten (10) largest customers listed on Schedule 4.16 of the Brand Products (including without limitation off-invoice allowances, co-op advertising allowances, advertising commitments, coupons and account specific programs). All expenses for all material customer accommodations (including all items enumerated on Schedule 4.14 and Schedule 4.17) have been accounted for in the Brand Financial Statements in a manner consistent with the Sellers’ internal accounting practices.

Section 4.18      Operation of the Brands. Since June 30, 2005, the Sellers have not: (a) waived any material right under any Brand Contract; (b) materially changed any of their business policies or practices, including, without limitation, advertising, marketing, pricing, purchasing, production, personnel, sales, returns, budget or product acquisition policies; (c) terminated, failed to renew or received, any written threat (that was not subsequently withdrawn) to terminate or fail to renew, any Brand Contract; (d) made any material capital expenditures (or series of related capital expenditures) with respect to the Brands outside the ordinary course of business; or (e) granted any license or sublicense of any rights under or with respect to any Brand Intellectual Property.

Section 4.19      Insurance. Each of the Sellers is covered by insurance in scope and amount customary and reasonable for the operation of the Brands. Schedule 4.19 lists all product liability and advertising liability coverage in effect for the Sellers. The Sellers have delivered to the Purchasers a true and complete certificate describing the coverage listed on Schedule 4.19.

Section 4.20      Finders and Investment Bankers. Except as set forth on Schedule 4.20, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Sellers who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.21      Accuracy of Statements. The representations and warranties of the Sellers contained in this Agreement, taken together and as modified by the Schedules, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.22      Sufficiency of Assets. The Brand Assets, taken as a whole, together with the machinery and equipment referred to in Section 2.3(d), constitute substantially all of the property and assets, real, personal and mixed, tangible and intangible, presently used by the Sellers with respect to the Brands and the Brand Assets, if taken together with the machinery and equipment referred to in Section 2.3(d), would be adequate to continue the entire line of products or brands with respect to “the healing garden” and “Calgon” brands as currently conducted by the Sellers.

Section 4.23      Adequacy of Reserves. The Returns Reserve included in the Reserve Certification is adequate and reasonable in the circumstances, and the amount thereof has been determined in good faith in accordance with the Sellers’ past accounting practices and historical and projected performance. The amounts certified in the Reserve Certification will, as of the Closing Date, reflect the good faith estimate of the Sellers with respect to the Returns Amount.

Section 4.24        Value of the Brand Inventory and Raw Materials. The value of the Brand Inventory and the Raw Materials, as of the Closing Date, will be consistent with historical levels for such time of year, taking into account prevailing market conditions.

Section 4.25	Investment Representation.

(a)          In accordance with the provisions of the Lock-Up Agreement and the Registration Rights Agreement, Coty is acquiring the shares of Ascendia Brands Common Stock payable hereunder for investment for its own account and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof. In receiving such shares, it is not offering or selling, and will not offer and sell, for the Purchaser Guarantor in connection with any distribution of such shares, and it does not have any contract, undertaking, agreement or arrangement with any Person for the distribution of such shares and will not participate in any undertaking or in any underwriting of such an undertaking except in compliance with applicable law.

(b)          Coty has been afforded access to information about the Purchaser Guarantor and the Purchaser Guarantor’s financial position, results of operations, business, property and management sufficient to enable it to evaluate an investment in the shares of Ascendia Brands Common Stock payable hereunder, and has had the opportunity to ask questions of and has received satisfactory answers from the Purchaser Guarantor concerning the foregoing matters.

(c)          Coty acknowledges that the certificates representing the shares of Ascendia Brands Common Stock to be issued hereunder will bear a restrictive legend substantially similar to the following:

“The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any jurisdiction within the United States, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel reasonably satisfactory to Ascendia Brands, Inc. is obtained to the effect that such registration is not required. The Shares represented by this certificate are further subject to the terms of that certain Lock-Up Agreement dated as of January ___, 2007 between the certificate holder and Ascendia Brands, Inc., a copy of which may be obtained from Ascendia Brands, Inc.”

(d)          Neither Coty nor its Affiliates (i) owns any shares of Ascendia Brands Common Stock, and (ii) other than the Ascendia Brands Common Stock issuable to Coty pursuant to Section 3.2(d) or upon conversion of the Note or the Earn-Out Note, if applicable, has any right or option to acquire any such shares.

Section 4.26      No Other Representations. Except as specifically set forth in this Article IV, the Sellers have not made, and the Purchasers agree they have not relied upon, any other representations or warranties, expressed or implied.

Section 4.27       Seller Reliance. The Sellers acknowledge that they and their representatives have been permitted reasonable access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Purchasers and the Purchaser Guarantor that they and their representatives have requested to see or review, and that they and their representatives have had a reasonable opportunity to meet with the officers and employees of the Purchasers and the Purchaser Guarantor to discuss the business and financial condition of the Purchasers and the Purchaser Guarantor. The Sellers acknowledge that, upon the Closing or on the thirtieth (30) day following the Closing Date, as the case may be, Coty shall acquire the Note and any Ascendia Brands Common Stock issued to Coty or issuable upon conversion of the Note or the Earn-Out Note, if applicable, without any representation or warranty, except as otherwise expressly represented or warranted or expressly agreed to in this Agreement; provided, however, that nothing in this Section 4.27 is intended to limit or modify the representations and warranties contained in Article V and the Sellers’ right to rely thereon. The Sellers acknowledge that, except for the representations and warranties contained in Article V and the Schedules referred to therein, none of the Purchasers, the Purchaser Guarantor or any other Person has made, and the Sellers have not relied on any other express or implied representation or warranty by or on behalf of the Purchasers, the Purchase Guarantor or any other Person and that none of the Purchasers, the Purchaser Guarantor or any other Person, directly or indirectly, has made, and the Sellers have not relied on, any representation or warranty regarding the pro forma financial information, financial projections, budgets, projections, estimates, and/or other forward-looking statements of the Purchasers or the Purchaser Guarantor, and the Sellers will make no claim with respect thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

THE PURCHASERS

Each of the Purchasers (it being agreed that, for the purposes of this Article V, the Purchaser Guarantor is deemed to be a Purchaser) represents and warrants to the Sellers that the following are and will be true and correct, unless a contrary date is specified, as of the date hereof and as of the Closing Date:

Section 5.1         Corporate Existence and Power. Each of the Purchasers is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction specified in the Preamble to this Agreement, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Each of the Purchasers is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the character of the property owned or leased by it or the nature of the activities undertaken by it makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.2          Corporate Authorization. Each of the Purchasers has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to be executed and delivered by the Purchasers party thereto and the consummation by the Purchasers of the transactions contemplated hereunder and thereunder have been duly and validly authorized by all necessary corporate action on the part of the Purchasers. This Agreement has been and the other Transaction Documents have been, or will be, as applicable, duly executed and delivered by the Purchasers party thereto and, assuming the due authorization, execution and delivery hereof by the Sellers, constitute, or will constitute, as applicable, legal, valid and binding agreements of the Purchasers.

Section 5.3        Governmental Authorization. The execution, delivery and performance by each Purchaser of this Agreement and the other Transaction Documents to which such Purchaser is a party and the consummation by the Purchasers of the transactions contemplated hereby and thereby do not require any consent, approval, compliance, exemption, authorization or permit of or other action by, or filing with, any Governmental Authority, other than such requirements which have already been completed, filings and approvals which are not required prior to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which such Purchaser is a party and which will be timely obtained following the Closing or where the failure of any such consent, approval, compliance, exemption, authorization or permit to be obtained, action to be taken or filing to be made would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4         Non–Contravention. The execution, delivery and performance by the Purchasers of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or the equivalent organizational documents of any of the Purchasers, (b) assuming compliance with the matters referred to in Section 5.3, contravene, conflict with or result in a violation or breach of any Requirement of Law or any Order, (c) assuming compliance with the representations, warranties and covenants of the Sellers by the Sellers, require any consent or other action by any Person, (d) violate, conflict with or (with due notice or lapse of time or both) constitute a default under, or give rise to a right of termination, cancellation, modification or acceleration of any material right or obligation under, any agreement or other instrument to which any Purchaser is a party or that is binding upon any Purchaser; provided, however, that payments pursuant to Section 3.5 may be restricted by the terms of the Senior Debt (as defined in the Note), or any license, franchise, permit or other similar authorization held by any Purchaser or (e) give rise to the creation or imposition of any Liens (other than the Purchaser Permitted Liens) on any asset of any Purchaser, except with respect to clauses (b), (c) and (d) above, as set forth in Schedule 5.4 or that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5         Financing. As of the Closing, the Purchasers shall have sufficient funds to pay the Closing Payment, in full in cash at the Closing, and all other amounts payable by the Purchasers at the Closing under this Agreement and the other Transaction Documents, together with all fees and expenses of the Purchasers associated with the transactions contemplated hereby and thereby, and will have sufficient funds to pay any and all amounts due under the Note when the same shall fall due.

Section 5.6         Financial Condition. The Purchasers have delivered to the Sellers true and correct copies of the Purchaser Financial Statements. The Purchaser Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the combined or consolidated financial condition (as applicable) of the applicable entities, as the case may be, as of the dates thereof, and the combined or consolidated results of operations (as applicable) of the applicable entities for the period then ended.

Section 5.7        Absence of Certain Changes. Since August 26, 2006, each of the Purchasers has operated its business, in all material respects, in the ordinary course consistent with past practices, and there has not been, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.8        Litigation. Except as disclosed in Schedule 5.8, there is no action, suit, counterclaim, litigation (including derivative actions), arbitration proceeding, governmental investigation or proceeding pending or, to any Purchaser’s Knowledge, threatened against any Purchaser or any of their Subsidiaries which, if adversely determined, would, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.9        Taxes. Except to the extent that failure to do so would not have a Purchaser Material Adverse Effect, the Purchasers have timely filed all Tax Returns and reports required to be filed by them and have paid all Taxes as shown to be owed on such returns and reports. There are no Liens for Taxes on any assets of the Purchasers, except for statutory Liens for current Taxes not yet due.

Section 5.10      Title to Properties; Leases. Each of the Purchasers and its Subsidiaries has good and marketable title to, or in the case of leased property and assets, valid leasehold interests in, all of its real and tangible personal properties and assets used or held for use in the conduct of its business, and such properties and assets are free and clear of any Liens, except Purchaser Permitted Liens.

Section 5.11	Compliance with Laws; Government Approvals.

(a)          Each of the Purchasers is in compliance with any Requirement of Law, Order, permit, license or other governmental authorization or approval applicable to its business or by which any of its properties, assets or operations of its business are bound or affected, except for failures to comply or violations that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect. Except as set forth on Schedule 5.11 and in the SEC Reports, since May 20, 2005, each of the Purchasers, in the operation of its business, has not violated any applicable Requirement of Law, Order, permit, license or other governmental authorization or approval, except for violations which, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

(b)          Each of the Purchasers holds all Orders and all consents, permits, licenses, variances, exemptions and approvals from Governmental Authorities that are material to the operation of its business. Each of the Purchasers is in compliance with the terms of such consents, permits, licenses, variances, exemptions, orders and approvals, except where the failure to so comply would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.12         Solvency. On and as of the Closing Date, and after giving effect to the transactions contemplated hereby and by the other Transaction Documents and the Financing Documents, each of the Purchasers and Purchaser Guarantor will be Solvent.

Section 5.13	Environmental Matters.
(a)	Except as disclosed on Schedule 5.13:

(i)           Each of the Purchasers has complied with and is in compliance with all Environmental Laws applicable to its business, except for such instances of noncompliance that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect;

(ii)          Each of the Purchasers holds and has held all permits required pursuant to Environmental Laws in connection with its business and is and has been in compliance with such permits, except for the failure to hold such permits and such instances of noncompliance that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect; and

(iii)        There is no action, suit, claim, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to each Purchaser’s Knowledge threatened against it pursuant to Environmental Laws that would have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.14      Insurance. Each of the Purchasers is covered by insurance in scope and amount customary and reasonable for the conduct of its business. Schedule 5.14 lists the product liability and advertising liability coverage in effect for each Purchaser. The Purchasers have delivered to the Sellers a true and complete Certificate describing the coverage listed on Schedule 5.14.

Section 5.15      Accuracy of Statements. The representations and warranties of the Purchasers contained in this Agreement, taken together and as modified by the Schedules, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 5.16      Securities and Exchange Commission Filings. Except as set forth in Schedule 5.16, the Purchaser Guarantor has filed all forms, reports, schedules, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act of 1933 since May 20, 2005 (such documents shall be referred to herein as, the “SEC Reports”). The

SEC Reports, including any financial statements or schedules included or incorporated therein by reference, at the time they were filed, (i) except as specified in Schedule 5.16, complied in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those SEC Reports, and (ii) except as set forth in Schedule 5.16, did not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made in those SEC Reports, in the light of the circumstances under which they were made, not misleading; provided, however, that if any such filing was amended or superseded by a subsequent filing of an SEC Report, statements made in the earlier SEC Report shall be deemed superseded by such subsequent filing and the statements made in such subsequent SEC Report shall control for purposes hereof.

Section 5.17        Finders and Investment Bankers. Except as set forth in Schedule 5.17, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Purchaser or any of their Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.18	Capitalization.

(a)          As of January 9, 2007, the authorized capital stock of Purchaser Guarantor consists of (i) 225,000,000 shares of common stock, par value $0.001 per share, of which 11,744,056 shares were issued and outstanding, (ii) 2553.6746 shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, of which 2347.7745 shares were issued and outstanding, (iii) 300 shares of Series B Convertible Preferred Stock, par value $0.001 per share, of which 300 shares were issued and outstanding, and (iv) 30 shares of Series B-1 Convertible Preferred Stock, par value $0.001 per share, of which 30 shares were issued and outstanding. All such issued and outstanding shares have been duly authorized and are validly issued, fully paid and non-assessable.

(b)          The shares of Ascendia Brands Common Stock to be issued pursuant to Section 3.2(d) hereof, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

(c)          Subject to the terms and conditions of the Senior Debt (as defined in the Note), the payment of the Additional Purchase Price, if any, is and will be permitted, and there are and will be no other restrictions on such payment.

Section 5.19         No Other Representations. Except as specifically set forth in this Article V, the Purchasers have not made, and the Sellers agree that they have not relied upon, any other representations or warranties, whether expressed or implied.

Section 5.20       Purchaser Reliance. The Purchasers acknowledge that they and their representatives have been permitted reasonable access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of the Sellers that they and their representatives have requested to see or review, and that they and their representatives have had a reasonable opportunity to meet with the officers and employees of the Sellers to discuss the Brand Assets. The Purchasers acknowledge that, upon the Closing, Ascendia and Lander shall acquire the Brand Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted or expressly agreed to in this Agreement; provided, however, that nothing in this Section 5.20 is intended to limit or modify the representations and warranties contained in Article IV and the Purchasers’ right to rely thereon. The Purchasers acknowledge that, except for the representations and warranties contained in Article IV and the Schedules referred to therein, neither the Sellers nor any other Person has made, and the Purchasers have not relied on, any other express or implied representation or warranty by or on behalf of the Sellers and that neither the Seller nor any other Person, directly or indirectly, has made, and the Purchasers have not relied on, any representation or warranty regarding the pro forma financial information, financial projections, budgets, projections, estimates, and/or other forward-looking statements of the Sellers, and the Purchasers will make no claim with respect thereto.

ARTICLE VI

COVENANTS

Section 6.1          Confidentiality. (a) “Confidential Material” means all information (whether written, oral, in computer-format, whether gathered by inspection or observation and whether disclosed prior to or after the date of this Agreement) which is proprietary to the Purchasers or Sellers, as the case may be, or proprietary to others and entrusted to the Purchasers or Sellers, as the case may be, whether or not trade secrets, including but not limited to information relating to business plans and to business as conducted or anticipated to be conducted and relating to past, current or anticipated products or services; financial statements; operating and strategic plans, projections or forecasts of financial results; technical notebook records; patent applications; machine, equipment, process and product designs including any drawings and descriptions thereof; unwritten knowledge and “know-how”; operating instructions; training manuals; company computer programs and print-outs; production and development processes and costs thereof; raw material costs; selling costs; delivery costs; production schedules; customer lists; customer buying and other customer-related records; names and addresses of suppliers and vendors; tax information; mailing lists; product sales records; territory listings; market surveys; marketing plans; long-range plans; salary information; contracts; and correspondence. It is expressly understood that to the extent any information furnished by Sellers or their Representatives to Purchasers or their Representatives pursuant to any Transaction Document, including the Transition Services Agreement and the Manufacturing Agreement, from and after the Closing Date shall not concern the Brands and Brand Assets, such information shall be treated as Confidential Information of the Sellers. It is expressly understood that any information furnished by Purchasers or their Representatives to Sellers or their Representatives pursuant to any Transaction Document, including the Transition Services Agreement and the Manufacturing Agreement, from and after the Closing Date regarding the Brands and the Brands Assets, including all information regarding Purchasers’ forecasts, sales and customers shall be treated as Confidential Information of the Purchasers.

(b)          Prior to the Closing Date, Purchasers shall not disclose Confidential Material of Sellers and Sellers shall not disclose Confidential Material of Purchasers to any third party except as specifically provided herein.

(c)          Purchasers and Sellers each will strictly limit the number of copies it makes of the Confidential Material of the other parties.

(d)          Purchasers and the Sellers each will disclose information contained in the Confidential Material of the other and copies of the Confidential Material to only those of its respective directors, officers, employees, agents, contractors, lenders or consultants (the “Representatives”) who have a need to know, and then only if those Representatives are bound by this Agreement. Each of the Purchasers, on the one hand, and the Sellers, on the other hand, shall be responsible for any breach of this Section 6.1 by its Representatives.

(e)          Prior to the Closing Date, the Purchasers and the Sellers each shall use the Confidential Material of the other solely for the purpose of the transactions contemplated by this Agreement and the other Transaction Documents.

(f)           Upon any termination of this Agreement, within ten (10) Business Days after being requested by the Sellers or the Purchasers, as the case may be, each party and its Representatives shall promptly return or deliver to the Sellers or Purchasers all Confidential Material and all copies thereof received from the other party. The portion of the Confidential Material consisting of all documents, including memoranda, notes and other writings whatsoever prepared by any party or its Representatives based on the information in the Confidential Material shall be destroyed, and such destruction shall be certified in writing by each party to the other by an authorized officer supervising such destruction.

(g)          From and after the Closing, all Confidential Materials related to the Brand Assets shall no longer be Confidential Material of the Sellers, shall be Confidential Material of the Purchasers and shall be treated as Purchasers’ Confidential Material by the Sellers and their Representatives.

(h)          The provisions of this Section 6.1 shall survive the Closing or any termination of this Agreement or the other Transaction Documents and supercede the Confidentiality Agreement dated April 4, 2006 between Ascendia and Coty.

(i)           Except as provided in Section 6.1(g), the foregoing confidentiality provisions will not apply to any Confidential Material which (i) was in a party’s possession (other than as a result of its wrongful act) prior to any disclosure thereof to the other by or on behalf of the Sellers or Purchasers, as the case may be, and is provable by written records; (ii) is or becomes public information other than through a breach by the receiving party of this Agreement; (iii) is obtained on a non-confidential basis from a source other than the Sellers or

Purchasers (or after the Closing is obtained by the Sellers from third parties during the course of Coty US’ performance of services under the Manufacturing Agreement or Transition Services Agreement), as the case may be, which source has a lawful right to disclose such Confidential Material; or (iv) is required to be disclosed by applicable law, court order or other legal process; provided, however, in the event of a demand for a disclosure pursuant to this clause (iv), Sellers or Purchasers, as the case may be, agree to immediately notify the other party, in order to give the other party the opportunity to seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 6.1. In the event that such protective order or other remedy is not obtained, or that the Sellers or Purchasers, as the case may be, waive compliance with the provisions hereof, the other party agrees to furnish only that portion of the Confidential Material which it is advised by counsel is legally required and to exercise its commercially reasonable best efforts to obtain assurance that confidential treatment will be accorded such Confidential Material.

(j)           Sellers and Purchasers agree and acknowledge that the Confidential Material of the other has competitive value and significant damage could result to such other party if it were disclosed or used in violation of this Section 6.1. Each of Sellers and Purchasers acknowledge that, in the event of any breach of this Section 6.1, the non-breaching party may be irreparably harmed and may not be made whole by monetary damages. For this reason, Sellers and Purchasers each agree that the other party, in addition to any other remedy to which it may be entitled in law or in equity, will be entitled to seek an injunction to prevent a breach of this Section 6.1 and/or to compel specific performance of this Agreement. Each of Sellers and Purchasers agree not to oppose the granting of equitable relief on the grounds that money damages are adequate, and agrees to waive, and to cause its Representatives to waive, any requirements for the securing or posting of any bond in connection with such remedy.

Section 6.2         Publicity. The Purchasers and the Sellers shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and, except as may be required by Requirements of Law or any listing agreement with the American Stock Exchange, will not issue any such press release or make any such public statement prior to such consultation. The parties acknowledge that Ascendia will file with the SEC a Current Report on Form 8-K, reporting such event and including a copy of this Agreement (excluding the Disclosure Schedules) as an exhibit thereto.

Section 6.3         Further Assurances; Filings; Commercially Reasonable Best Efforts; Nonassignable Assets; Retained Accounts Receivable.

(a)           From time to time following the Closing, at the request of any of the Sellers or the Purchasers and without further consideration, the Purchasers or the Sellers, as the case may be, shall, and shall cause their applicable Affiliates to, execute and deliver such further documents, perform such further acts, and fully cooperate with each other, as may be reasonably necessary in order effectively to transfer and convey the Brand Assets (including, without limitation, the Brand Intellectual Property) to Ascendia and Lander, as applicable, on the terms herein contained, and otherwise to comply with the terms of this Agreement and the other Transaction Documents.

(b)          Each of the parties shall, as promptly as practicable after the date hereof and after the Closing Date, make all filings required to be made by it under any Requirement of Law relating to the transactions contemplated by this Agreement and shall reasonably cooperate with the other parties with respect to such filings. Without limiting the generality of the foregoing, the Sellers shall (and, to the extent applicable, shall cause their Affiliates to) (i) make available to the Purchaser Guarantor and the Purchaser Guarantor’s independent auditor, such financial data relating to the Brands and the Brand Assets as they may have prepared prior to the Closing in the ordinary course of business as the Purchaser Guarantor may reasonably request, to the extent reasonably related to the Purchaser Guarantor’s compliance with a Requirement of Law, and (ii) authorize (but cannot require) the Sellers’ independent auditor to be available to the Purchaser Guarantor or the Purchaser Guarantor’s independent auditor, to discuss information relating to the Brands that the Purchaser Guarantor may reasonably request in connection therewith. Notwithstanding the foregoing (or any other provision herein), (x) the Sellers shall not be required to make available or provide any financial information or data that is not in existence or readily accessible by the Sellers substantially in the form requested by the Purchaser Guarantor, it being understood that the Sellers do not maintain complete financial information relating to the Brands on a stand-alone basis, and (y) the Sellers shall not be required to incur any cost, expense, liability or obligations in connection with such matters unless such matters arise or such information is required in connection with a breach by a Seller of any representation, warranty or covenant under this Agreement. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under Requirements of Law or otherwise relating to the transactions contemplated by this Agreement and the other Transaction Documents, (B) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or Orders required to be obtained or made by the Purchasers or the Sellers or any of their respective Subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and (C) make all necessary filings, and thereafter make any other submissions either required or reasonably deemed appropriate by each of the parties, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby required under Requirements of Law. Neither the Purchasers nor the Sellers shall take any action that will have the effect of delaying, impairing or impeding compliance with any Requirement of Law, and each of the parties agrees to use its commercially reasonable best efforts to secure such approvals as promptly as possible. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing.

(c)          Nothing in this Agreement or any other Transaction Documents shall be construed as an attempt, obligation or agreement to assign any Brand Asset, including any license, certificate, approval, authorization, agreement, Brand Contract, lease, permit or other right included in the Brand Assets, which by its terms or by Requirement of Law is nonassignable without the consent of a third party unless and until such consent shall be given (the “Nonassignable Assets”). To the extent permitted by any Requirement of Law, in the event consents to the assignment thereof cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by the Sellers in trust for Ascendia and Lander, as the case may be, and the covenants and obligations thereunder shall be performed by Ascendia and Lander, as applicable, in the Sellers’ name and all benefits and obligations existing thereunder shall be for Ascendia’s or Lander’s account, as applicable. The Sellers shall take or cause to be taken such action in their respective names or otherwise (provided any expenses incurred therewith shall be borne equally by the Sellers, on the one hand, and Ascendia or Lander, as the case may be, on the other hand) as Ascendia may reasonably request so as to provide Ascendia or Lander, as applicable, with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that shall become due and payable under the Nonassignable Assets, and the Sellers shall promptly pay over to Ascendia or Lander, as applicable, all money or other consideration received by any of them in respect of all Nonassignable Assets. As of and from the Closing Date, the Sellers authorize Ascendia and Lander, as applicable, to the extent permitted by Requirements of Law and the terms of the Nonassignable Assets, at Ascendia’s or Lander’s expense, as applicable, to perform all the obligations and receive all the benefits of the Sellers under the Nonassignable Assets and irrevocably appoint Ascendia and Lander, as applicable, their attorney-in-fact to act in their names and on their behalf with respect thereto. The Sellers confirm that such power of attorney is coupled with an interest.

(d)          The parties hereby agree to use their commercially reasonable best efforts to resolve any claims made by third parties with respect to the Retained Accounts Receivable, the Retained Liabilities or trade payables relating to the Brands. Each Purchaser further agrees to cooperate with the Sellers and, at the request of any of the Sellers and at the Sellers’ expense, take such actions as are commercially reasonable to assist the Sellers in the timely collection of any Retained Accounts Receivable, and any resolution of any Retained Liability as further set forth in the Transition Services Agreement.

(e)          The Sellers shall use their commercially reasonable best efforts to satisfy each of the conditions set forth in Section 7.2 and perform their obligations set forth in Section 7.4; provided, however, that Sellers shall use their best efforts to satisfy the condition set forth in Section 7.2(k) and perform their obligations set forth in Section 7.4(f).

(f)           The Purchasers shall use their commercially reasonable best efforts to satisfy each of conditions set forth in Section 7.3 and perform their obligations set forth in Section 7.5.

(g)          To the extent that any representation or warranty set forth in (i) Article IV of this Agreement is on the date of this Agreement untrue or incorrect or becomes untrue or incorrect after the date of this Agreement and prior to the Closing Date, the Sellers covenant and agree to use their commercially reasonable best efforts to ensure that all such representations and warranties are true and correct on the Closing Date and (ii) Article V of this

Agreement is on the date of this Agreement untrue or incorrect or becomes untrue or incorrect after the date of this Agreement and prior to the Closing Date, the Purchasers covenant and agree to use their commercially reasonable best efforts to ensure that all such representations and warranties are true and correct on the Closing Date.

(h)          From the date hereof until the earlier of (i) the Closing Date or (ii) the Termination Date, each Seller shall, and shall cause its Subsidiaries and each of their respective Representatives to, cooperate with the Purchasers and provide information relating to the Brands and the Brand Assets reasonably requested by the Purchasers’ and Purchaser Guarantor’s lenders for such lenders’ due diligence examination in connection with the financing for the transactions contemplated hereby.

(i)           Sellers shall, and shall use their reasonable best efforts to cause the owner of each warehouse in which Brand Inventory is held to, execute and deliver to the Purchasers’ and Purchaser Guarantor’s lenders collateral access and other similar documents granting such lenders access to Brand Inventory held in Sellers’ or such third parties’ warehouses during the term of the Transition Services Agreement or the Manufacturing Agreement that may be requested by such lenders in customary form and substance reasonably satisfactory to Sellers and such other warehousemen and such lenders.

Section 6.4        Books and Records. Each of the parties (a “Records Holder”) agrees that it shall preserve and keep all books and records in respect of the Brands in its possession and relating to periods prior to the Closing for a period of at least five (5) years from the Closing Date. In the event a Records Holder wishes to destroy or otherwise dispose of such records at any time after such five (5) year period, the Records Holder shall provide to the Sellers or the Purchasers, as the case may be (the “Requesting Party”), thirty (30) days advance written notice of such proposed destruction or disposal. If a Requesting Party desires to obtain any such books or records, it may do so by notifying the Records Holder in writing at any time prior to the scheduled date for such destruction or disposal. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the Requesting Party. The rights granted under this Section 6.4 shall be subject to any limitations that are required to preserve any applicable privilege or to maintain confidentiality.

Section 6.5         Sales, Use and Transfer Taxes and Fees. The Purchasers, on the one hand, and the Sellers, on the other hand, will each pay one-half of all sales, use, value added, transfer, stamp, registration, documentary, excise real property transfer or gains or similar Taxes and one-half of all United States Patent and Trademark Office recording, transfer and similar fees, if any, incurred in the preparation and recordation of necessary patent and trademark assignment documentation, due and payable upon or resulting from the sale or disposition of the Brand Assets under this Agreement. Purchasers shall be solely responsible for the payment of any non-United States Patent and Trademark Office recording, transfer and similar fees and all post-Closing fees of outside legal counsel in connection with the foregoing; provided, however, that Sellers shall be solely responsible for the payment of all fees and expenses necessary to secure trademark registrations for any primary trademarks currently used on or in connection with the Brands and any expenses incurred in connection with the clarification of the records of the United States Patent and Trademark Office and the Trademarks Branch of the Canadian Intellectual Property Office, whenever incurred, as provided in the Consent and Amendment Agreement. For the purposes of this Section 6.5, “primary” shall mean Calgon take me away!, the healing garden and any other mark used by Sellers pursuant to the Calgon License.

Section 6.6        Actions With Respect to the Brands and the Brand Assets Prior to the Closing Date. The Sellers jointly and severally covenant and agree that during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as set forth on Schedule 6.6, the Sellers shall conduct their operations and business with respect to the Brands and the Brand Assets only in the ordinary course of business consistent with past practice. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, none of the Sellers nor any of their Affiliates or Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as set forth on Schedule 6.6, directly or indirectly do, or propose to agree to do, any of the following, without the prior written consent of the Purchasers:

(i)           amend or otherwise change the Calgon License, except as set forth in the Consent and Amendment Agreement, or any other material agreement with respect to the Brand Assets; or

(ii)          sell, pledge, dispose of, otherwise encumber or subject to any Lien or transfer any of the Brand Assets other than sales of inventory in the ordinary course of business;

(iii)        waive any material right under, or amend in any material respect, any Brand Contract;

(iv)	terminate or fail to renew any Brand Contract;

(v)          grant any license or sublicense of any rights with respect to any Brand Intellectual Property;

(vi)         commence any online sweepstakes with respect to the Brands; or

(vii)       purchase, sell, dispose of or accept (or delay the acceptance of) returns of any Brand Inventory other than in the ordinary course of business consistent with past practice or change its methods of valuation of or establishing reserves with respect to the Brand Inventory.

Section 6.7         Assignment Agreements. In order to effectuate the sale, conveyance, assignment, transfer and delivery of the Brand Assets, the parties, at Closing, will enter into one or more Assignment and Assumption Agreements and such other instruments, documents or agreements as are reasonably necessary to evidence such sale, conveyance, assignment, transfer and delivery.

Section 6.8        Transition Services Agreement. At Closing, Coty US and Ascendia shall enter into the Transition Services Agreement substantially in the form of Exhibit B hereto (the “Transition Services Agreement”).

Section 6.9        Manufacturing Agreement. At Closing, Coty US and Ascendia shall enter into the Manufacturing Agreement.

Section 6.10	Indemnification.

(a)          Subject to the limitations set forth in subsection (d) below, the Sellers, jointly and severally, agree to indemnify and hold harmless each of the Purchasers (and their respective directors, officers, managers, members, employees, successors and permitted assigns, referred to collectively herein as the “Purchaser Indemnified Parties”) from and against any Losses arising out of or relating to: (i) any Retained Liabilities (a “Retention Claim”); (ii) any material breach by any Seller of any representation, warranty, covenant or agreement of such Seller pursuant to this Agreement; (iii) any failure to comply with any applicable bulk sale or bulk transfer laws or similar legal requirements, and any claims against the Purchasers by any creditor of any Seller or its Affiliates relating thereto; (iv) the Sellers’ ownership or use of the Brand Assets or the Brands on or before the Closing Date; and (v) the enforcement of indemnification rights under this Section 6.10.

(b)          Subject to the limitations set forth in subsection (e) below, each of the Purchasers jointly and severally agrees to indemnify and hold harmless the Sellers (and their respective directors, officers, managers, members, employees, successors and permitted assigns, referred to collectively herein as the “Seller Indemnified Parties”, and together with the Purchaser Indemnified Parties, the “Indemnified Parties”) from and against any Losses arising out of or relating to: (i) the Purchasers’ ownership or use of the Brand Assets or the Brands from and after the Closing Date; (ii) any material breach by the Purchasers or the Purchaser Guarantor of any representation, warranty, covenant or agreement of the Purchasers or the Purchaser Guarantor pursuant to this Agreement; and (iii) the enforcement of indemnification rights under this Section 6.10.

(c)          Unless otherwise required by Requirements of Law, the parties acknowledge and agree that any indemnification payments made by the Sellers to the Purchasers pursuant to this Section 6.10 shall constitute adjustments to the Purchase Price for all Tax purposes, and no party shall take any position inconsistent with such characterization.

(d)          The Sellers will have no liability to the Purchasers (or to any Purchaser Indemnified Party) under Section 6.10(a)(ii) with respect to claims of breach of representations and warranties set forth in Article IV of this Agreement until the aggregate amount of all Losses relating to breaches of such representations and warranties (such Losses to be determined without regard to any materiality or Brand Material Adverse Effect qualifications relating to such representations and warranties) exceeds One Million Two Hundred Thousand Dollars ($1,200,000) (the “Indemnity Threshold”), and once such Indemnification Threshold has been reached, the Sellers shall be responsible for all Losses in excess of the first Six Hundred Thousand Dollars ($600,000) of Loss; provided, however, that the aggregate liability of the Sellers to indemnify the Purchasers (or any Purchaser Indemnified Party) for all claims made under Section 6.10(a)(ii) for breaches of representations and warranties shall be limited to an amount corresponding to twenty percent (20%) of the Purchase Price (the “Indemnity Cap”) and no indemnification pursuant to such provisions shall be payable by the Sellers thereafter; provided further, that the Indemnification Threshold and Indemnity Cap shall not be applicable for (w) Losses arising as a result of a breach of Sections 4.2, 4.8, 4.9, 4.10, 4.12, 4.17, 4.20, 4.22 and 4.23 of this Agreement, (x) Losses arising out of or relating to clauses (i), (iii), (iv) and (v) of Section 6.10(a), (y) Losses arising out of or relating to any alleged infringement of the intellectual property rights of a third party, including but not limited to Applied Interact, its subsidiaries or assigns and any third party responsible in any way for the administration or operation of online sweepstakes, arising from any Seller’s conduct or use of online sweepstakes with respect to any of the Brands, including the continuation of such sweepstakes by Purchasers following the Closing Date until their respective published termination dates, or (z) in the event of fraud or an intentional breach by a Seller of this Agreement.

(e)          The Purchasers will have no liability to the Sellers (or to any Seller Indemnified Party) under Section 6.10(b)(ii) with respect to claims of breach of representations and warranties set forth in Article V of this Agreement until the aggregate amount of all Losses relating to breaches of such representations and warranties (such Losses to be determined without regard to any materiality or Purchaser Material Adverse Effect qualifications relating to such representations and warranties) exceed the Indemnity Threshold, and once such Indemnity Threshold has been reached, the Purchasers shall be responsible for all Losses in excess of the first Six Hundred Thousand Dollars ($600,000) of Loss; provided, however, that the aggregate liability of the Purchasers to indemnify the Sellers (or any Seller Indemnified Party) for all claims made under Section 6.10(b)(ii) for breaches of representations and warranties shall not exceed the Indemnity Cap and no indemnification pursuant to such provisions shall be payable to Purchasers thereafter; and provided further, that the Indemnity Threshold and Indemnity Cap will not apply with respect to (x) Losses arising as a result of a breach of Sections 5.2, 5.9, 5.12 and 5.17 of this Agreement, (y) Losses arising out of or relating to clauses (i) and (iii) of Section 6.10(b) or (z) an event of fraud or an intentional breach by a Purchaser or the Purchaser Guarantor of this Agreement.

(f)           For purposes of this Section 6.10, to the extent any fact or circumstance constitutes in substantial respects both a breach of representation or warranty by a Seller and a Retained Liability, such fact or circumstance shall be deemed to be a Retained Liability.

(g)          Losses to be indemnified by Sellers or Purchasers under this Section 6.10 shall not include any consequential, incidental, special, exemplary or punitive damages.

Section 6.11	Indemnification Procedures.

(a)          Promptly after discovery or receipt by any Indemnified Party of notice of any demand, claim or circumstance which would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in Losses, the Indemnified Party shall give written notice thereof (the “Claims Notice”) to the Person or Persons obligated to provide indemnification pursuant to Section 6.10 (collectively, the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party that evidence or support such Claims Notice and any act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto. Not more than thirty (30) days following receipt of the Claims Notice, the Indemnifying Party shall give written notice to the Indemnified Party that it either (i) accepts liability for the matter set forth in the Claims Notice, and the amount thereof, or (ii) disputes such liability and/or the amount thereof, and the specific grounds for such dispute. Failure of the Indemnifying Party to give the notice provided in the preceding sentence within the time period therein provided shall have the same effect as if notice had been given in conformity with clause (i) of the preceding sentence. If the Indemnifying Party gives timely notice to the Indemnified Party that it disputes liability for the matter set forth in a Claims Notice, and/or the amount thereof, the procedures described in Section 8.3 shall be observed.

(b)          The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability for which it has accepted, or is deemed to have accepted, liability pursuant to Section 6.11(a). If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party in writing of its intent to do so. In such event, the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability and may also, at its option, choose to participate in such defense or compromise through counsel of its choosing and at its own expense. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnified Party may pay, compromise or defend such Asserted Liability after written notice to the Indemnifying Party. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the written objection of the other; provided, however, that (i) consent to settlement or compromise shall not be unreasonably withheld or delayed and (ii) the Indemnifying Party may settle claims for monetary damages, only, without the consent of the Indemnified Party; provided, that any settlement provides for the unconditional full release of the Indemnified Party.

(c)          Notwithstanding any other provision contained herein to the contrary, the failure to notify, or any delay in notifying, the Indemnifying Party of an Asserted Liability will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party’s position is prejudiced as a result of any failure or delay of the Indemnified Party in providing any Claims Notice to such Indemnifying Party.

(d)          If any Purchaser shall become aware of a material Retention Claim, such Purchaser shall promptly give notice of such Retention Claim to the Sellers, and the Sellers, to the extent they determine the Retention Claim to be bona fide, shall promptly pay, perform and discharge the Retained Liabilities that are the subject of the Retention Claim.

Section 6.12      Prorations. All personal property Taxes payable by the owner of any of the Brand Assets, and all supplier and other rebates, relating to a time period beginning prior to, and ending after, the Closing shall be prorated as of the Closing, with the amount to be settled and paid by the parties as soon as practicable thereafter. The Sellers’ accrued liability (to the Closing) for any of the above-described Taxes that are due and payable after the Closing shall be payable by the Sellers to the Purchaser as an adjustment to the Purchase Price.

Section 6.13      Covenant Not to Compete. Each Seller covenants and agrees that it shall not, and shall cause its direct or indirect Subsidiaries, as they may exist from time to time (the Seller and such Subsidiaries being referred to collectively as the “Restricted Parties”) not to, for a period of three (3) years from the Closing Date (the “Restricted Period”), compete, directly or indirectly, with the Brands (as comprised on the Closing Date) or products associated therewith (a “Competing Product Line”) or participate, directly or indirectly, in the ownership, management, financing or control of, or act as a consultant or agent to, or furnish services or advice to (all of these being the “Restrictions”), any Person who competes, directly or indirectly, with the Brands or any product associated with the Brands (as comprised on the Closing Date) in any form anywhere in the Territory. If any Restricted Party shall breach any covenant in this Section, the Restricted Period shall be extended by a period of time equal to the period of breach. The Parties agree that the Restrictions shall not apply to (a) Sellers’ fragrance product lines and ancillary products sold as part of such fragrance lines; (b) products that are not marketed or positioned by the Restricted Parties in the basic bath and specialty bath categories in the food, drug and mass distribution channels; (c) products for which a Seller serves as a distributor for an independent third party not affiliated with the Sellers and such products carry the third party’s trademarks, provided that the total gross revenues of the products being distributed by the Sellers comprise less than twenty percent (20%) of such third party’s total gross revenues for such products; and (d) any Competing Product Line that is acquired (or for which a definitive agreement to acquire has been entered into) by any Restricted Party (or an Affiliate of any Restricted Party) in an acquisition or series of related acquisition transactions subsequent to the Closing Date; provided (i) that the annual gross revenues related to such Competing Product Line do not exceed the lesser of twenty percent (20%) of the total gross revenues of the business being acquired by the Restricted Party (or an Affiliate thereof) and Thirty Million Dollars

($30,000,000), and (ii) that the gross revenues related to the Competing Product Line do not increase by five percent (5%) during any year within the Restricted Period.

Section 6.14      Insurance Proceeds. At the Closing and assuming the due performance of the Purchasers of their obligations to be performed on or before Closing, all insurance proceeds attributable to the damage, destruction or casualty loss of any of the Brand Assets on or prior to the Closing Date shall be assigned by the Sellers to the Purchaser.

Section 6.15      Employees. Following the Closing, Ascendia shall have the right (but not the obligation) to offer employment to, and to hire, employees of the Sellers formerly involved in the operation of the Brands selected by Ascendia with the prior approval of the Sellers and on terms and conditions determined by Ascendia and each such employee.

Section 6.16      Insurance. For a period of one (1) year after the Closing, the Sellers shall maintain in effect a policy of product liability or discontinued products liability insurance covering the Brands prior to the Closing. Such insurance policy shall have limits of at least $1,000,000 per occurrence and $25,000,000 in the aggregate with no more than a $1,000,000 deductible. For a period of one (1) year following the Closing, the Purchasers shall maintain in effect a policy of product liability insurance covering the Brands, applicable to events occurring after the Closing. Such insurance policy shall have limits of at least $1,000,000 per occurrence and $25,000,000 in the aggregate with no more than a $1,000,000 deductible.

Section 6.17      Asset Acquisition. The Sellers acknowledge and agree that the consummation of the transactions contemplated by this Agreement does not constitute the acquisition of a “business” by the Purchasers as such term is interpreted in accordance with the guidance set forth in Rule 11-01(d) of Regulation S-X (17 CFR 210.11-01) (“Rule 11-01(d)”). The Sellers agree that, upon the request of the Purchasers, the Sellers shall provide the Purchaser’s independent certified accountants with any information that such accountants reasonably request relating to the determination of whether a “business” has been acquired under Rule 11-01(d) pursuant to the terms of this Agreement.

Section 6.18      Reimbursement. To the extent that, within eighteen (18) months following the Closing Date, a customer takes any deduction, credit, allowance or other financial accommodation (collectively, a “Deduction”) against an invoice relating to Brand Products shipped on or after the Closing Date, and such Deduction is related to Brand Products shipped prior to the Closing Date, the Sellers shall reimburse the Purchasers not more than sixty (60) days after receipt of notice of, and evidence reasonably documenting, such Deduction. During such sixty (60) day period the Sellers may, using reasonable commercial means, attempt to reduce or eliminate such Deduction with the customer and, in the event that such customer agrees to reverse the Deduction in whole or in part, the Sellers’ obligation to reimburse the Purchasers hereunder shall be correspondingly reduced, but only to the extent such Deduction is actually repaid by the customer to the Purchasers. After Closing, the parties shall adopt such additional procedures as may be necessary to implement provisions of this Section 6.18 in a fair and reasonable manner.

Section 6.19      Non-Use of Certain Domain Names. The Sellers acknowledge and agree that, from the period commencing as of the Closing Date and ending on the date on which the Purchasers shall cease to be a sublicensee under the Calgon License, (i) the website located at the domain name calgonbycoty.com shall be inaccessible and (ii) if any Person shall attempt to access a website located at such domain name, the message “The page cannot be displayed.” shall appear.

ARTICLE VII

CLOSING

Section 7.1         Closing Date and Place. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, on such date as the parties may by mutual consent determine (the “Closing Date”), but in any event not later than February 28, 2007 (the “Termination Date”).

Section 7.2         Purchasers’ Conditions to Closing. The performance by the Purchasers of their obligations hereunder shall be subject to the satisfaction or waiver (at the absolute discretion of the Purchasers) of the following conditions precedent:

(a)          The representations and warranties of the Sellers set forth in Article IV shall be true and correct as of the Closing Date, subject to any qualifications as to Knowledge, materiality or otherwise therein set forth, except where the failure of such representations or warranties, individually or collectively, to be true and correct (without regard to qualifications of materiality contained in such presentations and warranties) would not reasonably be likely to result in a Brand Material Adverse Effect, it being understood that nothing set forth herein shall affect, the Purchasers’ right to indemnity pursuant to Article VI for any breach of a representation or warranty as a result of any representation or warranty not being true and correct as of the Closing Date;

(b)          The Sellers shall have performed and complied with all of the covenants hereunder in all material respects through the Closing, including, but not limited to, all of their covenants to be performed at or prior to the Closing as set forth in Article VI;

(c)          All consents and approvals of third parties necessary in order for Sellers to consummate the transactions contemplated by this Agreement shall have been obtained, including, without limitation, those referred to in Section 4.3 and Section 4.12(e), except for Nonassignable Assets for which pursuant to Section 6.3(c) the Purchasers make the determination that they are entitled to receive the full benefit;

(d)           No action, suit, or proceeding shall be pending or threatened against Sellers before any court or quasi-judicial or administrative Governmental Authority or before any arbitrator wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Purchasers to own their assets and to own and operate the Brand Assets (and no such Order shall be in effect);

(e)          There shall have been no Requirement of Law or Order promulgated, enacted, entered or enforced by any Government Authority that shall remain in effect that restrains, prohibits or delays the Sellers’ performance of this Agreement;

(f)           Coty shall not have commenced operation of an online sweepstakes with respect to either of the Brands after the date of this Agreement;

(g)          Each of the Sellers shall have delivered to the Purchasers a certificate of its chief executive officer, president or general manager to the effect that each of the conditions specified above in clauses (a)-(e) of this Section 7.2 is satisfied in all respects;

(h)	There shall not have been a Brand Material Adverse Effect;

(i)           The Sellers shall have executed and delivered to the Purchasers’ counsel at least three (3) days prior to the Closing (A) a separate trademark assignment, in favor of Lander, substantially in the form of Exhibit D, for each country in which trademarks that are Brand Intellectual Property are owned by the Sellers, listing every such trademark owned in that country (whether registered, pending registration or unregistered) with a description of each such trademark by mark and, where applicable, the registration or application number, and said assignments are to be held in escrow by Purchasers’ counsel and released at Closing, (B) assignments of the Sellers’ rights for each fragrance used in connection with the Brand Products created by third parties exclusively for the Sellers, (C) copies of all formula used in connection with the manufacture of the Brand Products, and (D) a hard copy and an electronic copy of all databases, if available and subject to any license restrictions applicable to such databases, in which a Seller’s patents and trademarks applicable to the Brand Products have been recorded, such assignments to be in form and substance reasonably satisfactory to the Purchasers and their counsel;

(j)           The applicable Transaction Documents shall have been executed and delivered to the Purchasers and all agreements, certificates and other documents delivered to the Purchasers hereunder shall be in form and substance reasonably satisfactory to counsel for the Purchasers; and

(k)          Calgon Corporation, Benckiser and the other parties thereto shall have executed and delivered the Consent and Amendment Agreement.

Section 7.3           Sellers’ Conditions to Closing. The performance by the Sellers of their obligations hereunder shall be subject to the satisfaction or waiver (at the absolute discretion of the Sellers) of the following conditions precedent:

(a)           The representations and warranties of the Purchasers set forth in Article V shall be true and correct as of the Closing Date, subject to any qualifications as to Knowledge, materiality or otherwise therein set forth, except where the failure of such representations or warranties, individually or collectively, to be true and correct (without regard to qualifications or materiality contained in such representations and warranties) would not reasonably be likely to result in a Purchaser Material Adverse Effect; it being understood that nothing set forth herein shall, affect Sellers right to indemnity pursuant to Article VI for any breach of a representation of warranty as a result of any representation or warranty not being true and correct as of the Closing Date;

(b)	The Purchasers shall have delivered the Note;

(c)          The Purchasers shall have performed and complied with all of the covenants hereunder in all material respects through the Closing, including, but not limited to, all of their covenants to be performed at or prior to the Closing as set forth in Article VI;

(d)          All consents and approvals of third parties necessary in order for Purchasers to consummate the transactions contemplated by this Agreement shall have been obtained;

(e)          No action, suit, or proceeding shall be pending or threatened against either Purchaser or the Purchaser Guarantor before any court or quasi-judicial or administrative Governmental Authority or before any arbitrator wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(f)           There shall have been no Requirement of Law or Order promulgated, enacted, entered or enforced by any Government Authority that shall remain in effect that restrains, prohibits or delays the performance of this Agreement;

(g)          The Purchasers shall have delivered to the Sellers a certificate of their respective chief executive officers to the effect that each of the conditions specified above in clauses (a)-(e) of this Section 7.3 is satisfied in all respects; and

(h)          The applicable Transaction Documents shall have been executed and delivered to the Sellers and all agreements, certificates and other documents delivered to the Sellers hereunder shall be in form and substance reasonably satisfactory to counsel for the Sellers.

Section 7.4           The Sellers’ Closing Obligations. At Closing, the Sellers, as applicable, shall deliver to Ascendia or Lander, as applicable, and in the case of paragraphs (a) through (g), (k) and (l) duly executed on behalf of Sellers, as applicable:

(a)          bills of sale and other documents or instruments of conveyance, transfer or assignment, together with Lien releases from lenders and similar documents, as are necessary to vest or confirm in Ascendia and Lander, as applicable, all of the Sellers’ right, title and interest in and to all of the Brand Assets, all of which documents shall be in form and substance reasonably satisfactory to counsel for the Purchasers;

(b)	the Assignment and Assumption Agreement(s);
(c)	the Transition Services Agreement;
(d)	the Manufacturing Agreement;
(e)	the Patent Assignments;

(f)         an assignment of the Calgon License substantially in the form of Exhibit F and the Consent and Amendment Agreement executed by all parties thereto;

(g)        the Patent and Technology License, substantially in the form of Exhibit G (the “Patent and Technology License”);

(h)        a hard copy and, if available , an electronic copy of all relevant portions of docketing data bases in which the Sellers’ patents and trademarks have been recorded, subject to any license restrictions applicable to such data bases;

(i)	the Formulations, Specifications and Processing Instructions;

(j)         the Product and Customer Data, containing, for each SKU and customer, the information contained in Exhibit H and furnished in Excel or Access format, with number fields converted to text, which shall be true and complete in all material respects as of the Closing Date;

(k)	the Reserve Certification;
(l)	the Raw Materials Inventory Value Certification; and

(m)         certified copies of the resolutions of the board of directors of each of the Sellers approving the transactions contemplated by this Agreement and the other Transaction Documents, reasonably satisfactory in form and substance to counsel to the Purchasers.

Section 7.5        The Purchasers’ Closing Obligations. At Closing, the Purchasers shall deliver to the Sellers, and in the case of paragraphs (b) through (f) duly executed on behalf of Lander and Ascendia, as applicable:

(a)	the Closing Payment;
(b)	the Note;

(c)	the Assignment and Assumption Agreement(s);
(d)	the Transition Services Agreement;
(e)	the Manufacturing Agreement;
(f)	the Patent and Technology License; and

(g)        certified copies of the resolutions of the board of directors of each of the Purchasers and the Purchaser Guarantor approving the transactions contemplated by this Agreement and the other Transaction Documents, reasonably satisfactory in form and substance to counsel to the Sellers.

Section 7.6	Termination. This Agreement may be terminated
(a)	At any time, by mutual written agreement of the parties;
(b)	by either the Purchasers or the Sellers, if:

(i)           the Closing has not occurred on or before the Termination Date, provided that the right to terminate this Agreement pursuant to this Section 7.6(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time; or

(ii)          there shall be any Requirement of Law that (A) makes the Closing illegal or otherwise prohibited or (B) enjoins the Purchasers or the Sellers from completing the Closing and such enjoinment shall have become final and nonappealable. The party desiring to terminate this Agreement pursuant to Section 7.6(b) shall give notice of such termination to the other party.

Section 7.7        Effect of Termination. If this Agreement is terminated pursuant to Section 7.6, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, lender, consultant or representative of such party) to the other party hereto and, except as provided below, the Commitment Fee shall be refunded to the Purchasers; provided however, if such termination is pursuant to Section 7.6(b)(i) and results from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure; provided, however, that in the case of any willful failure by the Purchasers or the Purchaser Guarantor (including any failure to close despite all of the Sellers’ conditions to closing having been satisfied), Sellers’ sole recourse shall be to the Commitment Fee and Sellers shall not be entitled to any further consideration from the Purchasers or the Purchaser Guarantor; and the Purchasers and the Purchaser Guarantor shall have no further liability to the Sellers. The provisions of this Section 7.7 shall survive any termination hereof.

ARTICLE VIII

MISCELLANEOUS

Section 8.1	Trademarks and Patents.

(a)          Each of the Purchasers acknowledges that, from and after the Closing Date, the Sellers shall have the absolute and exclusive proprietary right to all the Excluded Intellectual Property listed on Schedule 2.3(k) and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith.

(b)          Notwithstanding the foregoing, the Purchasers shall be permitted to sell Brand Products marked with trademarks or trade names included within the Excluded Intellectual Property and/or identified by the UPC Codes only to the extent that (i) such marked products are included in the Brand Inventory or are supplied to the Purchasers pursuant to the Manufacturing Agreement and (ii) such marked products are distributed by the Purchasers prior to the distribution of equivalent SKUs of Brand Products manufactured by or for the Purchasers otherwise than pursuant to the Manufacturing Agreement. In no event may Brand Products marked with trademarks or trade names that constitute Excluded Intellectual Property or are identified by the UPC Codes be sold, offered for sale or distributed by the Purchasers or their Affiliates after the date that is eighteen (18) months following the Closing Date or, in the case of Brand Products supplied pursuant to the Manufacturing Agreement, twelve (12) months following the termination of the Manufacturing Agreement.

(c)          At the Closing, the Purchasers shall grant to the Sellers, their Affiliates, successors and assigns, (i) an irrevocable, royalty-free license to use the technology and Patents sold to Purchasers hereunder in accordance with the Patent and Technology License and (ii) a royalty-free license to use the trademarks for the Brands to dispose of the Foreign Inventory as provided herein.

Section 8.2        GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)          THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES THAT ANY LEGAL ACTION BETWEEN THE PARTIES RELATING TO THE PERFORMANCE OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE INTERPRETATION OR ENFORCEMENT OF THE TERMS HEREOF OR THEREOF, SHALL BE BROUGHT IN THE STATE OR FEDERAL COURTS IN THE COUNTY OF NEW YORK, HAVING JURISDICTION OF THE SUBJECT MATTER THEREOF, AND EACH PARTY IRREVOCABLY CONSENTS TO PERSONAL JURISDICTION IN ANY SUCH STATE COURT, WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE OR TO ASSERT THE DEFENSE OF FORUM NON-CONVENIENS, AND

AGREES THAT SERVICE OF A COMPLAINT OR OTHER PROCESS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 8.10.

(b)          EACH OF THE PARTIES HERETO AND TO ANY OTHER TRANSACTION DOCUMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

Section 8.3           Resolution of Disputes. (a) The parties shall seek in good faith to resolve amicably, in accordance with the procedures set forth in this Section, any dispute that may arise relating to this Agreement, the other Transactions Documents or the transactions contemplated herein and therein.

(b)          Prior to commencing any legal action (other than any claims for equitable relief, including, without limitation, claims for equitable relief pursuant to Section 6.1 or Section 6.13 hereof), a party wishing to assert a claim relating to or arising out of this Agreement or any Transaction Document (a “Claimant”) shall first notify in writing the other parties against which relief is sought (each a “Respondent”). Such notice shall set forth in reasonable detail (i) the nature of the claim, (ii) the nature and amount of the relief sought, (iii) the relevant provision(s) of this Agreement or any other Transaction Document, and (iv) the facts giving rise to the claim. Each Respondent shall provide written responses within ten (10) Business Days. If such responses include the assertion of any counterclaim or set-off, they shall also include the information specified in the preceding sentence, and in such event the Claimant shall, within ten (10) Business Days provide to each Respondent written responses to such counterclaim or set-off. Not more than fifteen (15) Business Days following the Claimant’s final written responses, the Claimant and Respondent shall meet, at a mutually agreed time and place, and attempt in good faith to resolve the dispute. Each shall be represented by an officer who has been duly authorized and empowered to resolve the dispute.

(c)          In the event (i) either the Claimant or the Respondent fails to provide the written notice specified herein, or fails unreasonably to meet with the other, or (ii) the parties are unable after good faith efforts to resolve the dispute amicably, both parties shall be free to pursue any legal remedy available to them.

Section 8.4	Entire Agreement; Construction.

(a)          Each Exhibit and Schedule referred to herein is incorporated into this Agreement. Such Exhibits and Schedules need not be physically attached hereto to be valid and binding if they are appropriately identified on their face.

(b)          This Agreement and the other Transaction Documents (including all agreements and other documents contemplated herein and therein) and the Confidentiality Agreement constitute the entire agreement among the parties relating to the subject matter hereof and thereof and supersede any prior understandings or agreements, written or oral, that relate to the subject matter hereof and thereof (including any term sheets).

(c)          No party may assign any rights under this Agreement and the other Transaction Documents without the prior written consent of the other parties hereto or thereto, as the case may be; provided, however, that the (i) the Sellers may assign the Note, subject to the terms and conditions set forth therein, without the consent of the Purchasers, and (ii) Purchasers may, without the prior written consent of the Sellers and provided they remain liable for their obligations hereunder, assign their rights under this Agreement and the other Transaction Documents to (x) any existing or newly-formed Affiliate or Affiliates of the Purchasers which shall also be liable for Purchasers’ obligations, (y) any successor or successors to one or more of the Brands which shall also be liable for Purchasers’ obligations, and (z) any lender or lenders to, or investor or investors in, the Purchasers or any Affiliate or Affiliates as collateral security, in each case without the consent of the Sellers.

(d)          This Agreement and the other Transaction Documents may not be amended except by a writing signed by all parties hereto or thereto, as the case may be, and that specifically references this Agreement or the relevant Transaction Document, as applicable. The parties agree that each of them participated in the preparation and negotiation of this Agreement and the other Transaction Documents and the agreements contemplated hereby and thereby and that none of this Agreement and the other Transaction Documents nor any of the agreements contemplated hereby or thereby shall be construed against any party by virtue of the fact that any party prepared or drafted such agreements. Nothing in this Agreement or the other Transaction Documents, expressed or implied, is intended or shall be construed to confer upon, or create in, any Person other than the parties and their respective successors and permitted assigns and Indemnified Parties any right, remedy, claim or obligation under or by reason of this Agreement and the other Transaction Documents, as the case may be.

Section 8.5          Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections, Schedules and Exhibits shall be deemed to be references to Articles and Sections of, and Schedules and Exhibits to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

Section 8.6         Waiver. At any time, the Purchasers, on the one hand, and the Sellers, on the other hand, may (a) extend the time for the performance of any of the obligations of the other party or parties, as the case may be, (b) waive any inaccuracies in the representations and warranties of the other party or parties, as the case may be, contained in this Agreement or in any document delivered under this Agreement or (c) subject to Requirements of Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any waiver or extension, and any agreement on the part of a party to any waiver or extension, shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.7         Survival. All representations and warranties contained in this Agreement shall survive the Closing for a period of one (1) year, except that the representations and warranties set forth in (i) Section 4.8, (ii) Section 4.10, (iii) the second sentence of Section 4.12(b) relating to the Sellers’ title to the Brand Intellectual Property listed on Schedule 4.12 and (iv) Section 4.13 shall survive until the expiration of the applicable statute of limitations (as applicable, the “Expiration Date”). Any representation or warranty which is the subject of an indemnification claim or dispute asserted in writing (or the subject of a proceeding) on or prior to the applicable Expiration Date shall survive with respect to such claim or dispute until its final, non-appealable resolution. The covenants and agreements contained in this Agreement shall survive indefinitely, except for those covenants and agreements that are limited by their terms to other dates or times, which shall survive only to such dates or times.

Section 8.8         Counterparts; Telecopier. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement. Signature pages exchanged by telecopier shall be fully binding.

Section 8.9        Expenses. Except as otherwise provided in this Agreement, each party shall pay all costs and expenses incurred or to be incurred by, or on behalf of, such party and its Affiliates in negotiating and preparing this Agreement and carrying out the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys, investment bankers, finders, brokers, accountants and other professionals.

Section 8.10      Notices. Notices, waivers and other written communications hereunder shall be effective upon delivery and shall be given in writing and served by certified United States mail or express overnight delivery, with a copy by facsimile, addressed as follows:

(a)	If to the Purchasers:

c/o Ascendia Brands, Inc.

100 American Metro Boulevard

Hamilton, NJ 08619

Attention: General Counsel

Telephone: (609) 219-0930

Facsimile: (609) 890-8458

(b)	If to the Sellers:

c/o Coty Inc.

2 Park Avenue

New York, NY 10016

Attention: General Counsel

Telephone: (212) 479-4338

Facsimile: (212) 479-4328

Each Purchaser hereby authorizes Parent Guarantor and each Seller hereby authorizes Coty to act on its behalf and as its representative with respect to any notices, waivers, and or other written communications hereunder.

Section 8.11      Remedies; Specific Performance. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party shall be cumulative with and not exclusive of any other remedy contained in this Agreement, at law or in equity and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without proving actual damages or posting a bond or other security), this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.12      Guaranty of the Purchaser Guarantor. For good and valuable consideration, the receipt and adequacy of which are acknowledged, the Purchaser Guarantor hereby guarantees the full and punctual payment and performance by Ascendia and Lander of all the obligations, representations, warranties, covenants and agreements of Ascendia and Lander, as the case may be (including indemnification obligations, but in all cases subject to the limitations contained herein or therein, including the limitations on indemnification in Section 6.10(e) and the limitations in Section 7.7 hereof), contained in this Agreement and the other Transaction Documents (collectively, the “Purchaser Obligations”). The guaranty set forth in this Section 8.12 (the “Parent Guaranty”) is a continuing, irrevocable and unconditional guaranty of payment and performance, and, without limitation, is not conditioned or contingent upon any effort to attempt to seek payment or performance from Ascendia or Lander or upon any other condition or contingency. If Ascendia or Lander at any time shall fail to pay or perform the

Purchaser Obligations, the Purchaser Guarantor shall immediately upon written notice effect complete payment and performance of the Purchaser Obligations. The Sellers shall not be required to first pursue any right or remedy against Ascendia or Lander. The Parent Guaranty shall extend to and cover every extension or renewal of, and every obligation accepted in substitution for and every modification of any Purchaser Obligation guaranteed hereby. No delay on the Sellers’ part in exercising any right under this Section 8.12, or in taking any action to collect or enforce any Purchaser Obligation hereby guaranteed, shall operate as a waiver of any such right or in any manner prejudice the Sellers’ rights against the Purchaser Guarantor. The Purchaser Guarantor hereby waives any requirement that the Sellers exhaust any right or take any action against Ascendia or Lander, as applicable; provided, however, if at any time subsequent to the receipt of payment from the Purchaser Guarantor with respect to a Purchaser Obligation pursuant to this Section 8.12, the Sellers receive payment from Ascendia or Lander with respect to such Purchaser Obligation, the amount of such payment shall promptly be repaid by the Sellers to the Purchaser Guarantor. The liability of the Purchaser Guarantor under this Parent Guaranty shall not be impaired, abated, diminished, modified or otherwise affected by any event, condition, occurrence, circumstance, proceeding, action or failure to act whatsoever, including, but not limited to: (a) any increase in, or modification, compromise, settlement, adjustment or extension of, the Purchaser Obligations; (b) any waiver, consent, indulgence, forbearance, lack of diligence, action or inaction on the part of the Sellers in enforcing the Purchaser Obligations; (c) any bankruptcy, insolvency, reorganization, arrangement, or similar proceeding involving or affecting the Purchaser or Lander; or (d) the invalidity or unenforceability of this Agreement or any other document. The obligations and liability of the Purchaser Guarantor under the Parent Guaranty are independent of the obligations and liability of Ascendia or Lander. The Purchaser Guarantor may be joined in any action or proceeding commenced by the Sellers against any Purchaser based upon or in connection with the Purchaser Obligations. The Purchaser Guarantor shall pay or reimburse the Sellers in accordance with this Agreement for all costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses and court costs) incurred by the Sellers in enforcing and collecting on the obligations and liability of the Purchaser Guarantor under the Parent Guaranty and the Purchaser Obligations. The Purchaser Guarantor waives all notices that otherwise may be necessary, whether by statute, rule of law or otherwise, to charge the Purchaser Guarantor or to preserve the Sellers’ rights and remedies against the Purchaser Guarantor under the Parent Guaranty. No right or benefit in favor of the Sellers shall be deemed waived, no obligation or liability of the Purchaser Guarantor under the Parent Guaranty shall be deemed amended, discharged or otherwise affected, and no provision of the Parent Guaranty may be amended, except by an instrument in writing signed by each of the Purchaser Guarantor and the Sellers that expressly waives, amends, discharges or otherwise affects, as the case my be, the Parent Guaranty. The provisions of this Section 8.12 shall survive any termination of this Agreement and the Closing.

Section 8.13      Reliance. Sellers authorize Coty to act on behalf of each of them in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby and agree that any act or decision of Coty in connection herewith or therewith shall constitute an act or decision of Sellers, and shall be binding upon Sellers, including, without limitation, acceptance of any payment from Purchasers hereunder or thereunder. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. Purchasers and their Affiliates shall be entitled to rely on any action or decision of Coty as being the action or decision of Sellers, and the Purchasers and its Affiliates are hereby relieved from any liability to any Person for acts done by any Purchaser or its Affiliate in good faith reliance on such action or decision. Notices given to or by Coty in accordance with Section 8.10 shall constitute notice to or from Sellers for all purposes under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

COTY B.V.

By:	/s/ Stephen D. Ford

Name: Stephen D. Ford

Title: Attorney-in-Fact

COTY CANADA INC.

By:	/s/ Eric Breitman

Name: Eric Breitman

Title: Authorized Signatory

COTY S.A.S.

By:	/s/ Eric Breitman

Name: Eric Breitman

Title: Authorized Signatory

COTY INC.

By:	/s/ Michael Fishoff

Name: Michael Fishoff

Title: Chief Financial Officer

COTY US LLC

By:	/s/ Eric Thoreux

Name: Eric Thoreux

Title: President & Chief Operating Officer

[Signature Page to the Asset Purchase Agreement]

ASCENDIA BRANDS CO., INC.

By:	/s/ Joseph A. Falsetti

Name: Joseph A. Falsetti

Title: President & Chief Executive Officer

ASCENDIA BRANDS, INC.

By:	/s/ Joseph A. Falsetti

Name: Joseph A. Falsetti

Title: President & Chief Executive Officer

LANDER INTANGIBLES CORPORATION

By:	/s/ Franco S. Pettinato

Name: Franco S. Pettinato

Title: Chief Technology & Licensing Officer

[Signature Page to the Asset Purchase Agreement]

Exhibit B to Asset Purchase Agreement

COTY US LLC.

- AND -

ASCENDIA BRANDS CO., INC.

__________________________________________

TRANSITION SERVICES AGREEMENT

__________________________________________

January __, 2007

Page

1.	Definitions.	1
2.	Transition Services.	2
3.	Term; Partial Service Discontinuation.	3
4.	Service Fees.	4
5.	Settlement and Reconciliation Procedures.	4
6.	Limitation on Liability.	6
7.	Employees.	6
8.	Interruption in Services.	7
9.	Confidentiality	7
10.	Independent Contractors	7
11.	Further Assurances	7
12.	Successors and Assigns	7
13.	Severability	8
14.	No Third Party Beneficiaries	8
15.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	8
16.	Notices	8
17.	Effectiveness	8
18.	Headings	8
19.	Counterparts	8

SCHEDULES

Schedule 2(b)	Transition Services
Schedule 2(c)	Informational Requirements
Schedule 2(d)	Form of Brand & Business Review
Schedule 4	Fees & Expenses
Schedule 7(c)	Representatives

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of this __ day of January, 2007, by and among COTY US LLC, a Delaware limited liability company with offices at 2 Park Avenue, New York, NY 10016 (“Coty”), and ASCENDIA BRANDS CO., INC., a New Jersey corporation with offices at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08619 (hereinafter “Ascendia”).

RECITALS

WHEREAS Ascendia, Coty and certain other parties therein named have entered into an Asset Purchase Agreement dated as of January __, 2007 (hereinafter the “Purchase Agreement”), pursuant to which Ascendia and Lander Intangibles Corporation, a Delaware corporation (hereinafter “Lander Intangibles”, and together with Ascendia, the “Purchasers”) purchased from Coty and certain affiliates the Calgon® and the Healing Garden® brands and brand-related assets; and

WHEREAS, in connection therewith, Coty has agreed to provide, or cause its Affiliates to provide, to Ascendia, during the Transition Period (as hereinafter defined) certain administrative services as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1.	Definitions.

(a)          Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

(b)          As used in this Agreement, the following terms have the meanings ascribed below:

“Brand Operations” has the meaning specified in Section 2(a).

“Cash Proceeds” has the meaning specified in Section 5(d).

“Distribution Services” has the meaning specified in Section 3(c).

“Gross Invoice Amount” has the meaning specified in Section 5(a).

“Holdback Amount” has the meaning specified in Section 5(a).

“Invoice Adjustments” has the meaning specified in Section 5(a).

“Net Invoice Amount” has the meaning specified in Section 5(a).

“Purchase Agreement” has the meaning specified in the Recitals to this Agreement.

“Reconciliation” has the meaning specified in Section 5(d).

“Reconciliation Statement” has the meaning specified in Section 5(a).

“Reimbursable Expenses” has the meaning specified in Section 4(a).

“Service Fees” has the meaning specified in Section 4(a).

“Term” has the meaning specified in Section 3(a).

“Transition Services” has the meaning specified in Section 2(b).

2.	Transition Services.

(a)          Commencing on the Closing Date, the parties shall cooperate and shall use their commercially reasonable efforts to transition all of the Brand Assets and the operations associated therewith (the “Brand Operations”) to Ascendia as promptly as practicable following the Closing Date.

(i)           No less than one month prior to the end of the Term, Ascendia shall deliver to Coty its plan for removing Brand Inventory from the Coty warehouses to Ascendia’s warehouses and Coty and Ascendia shall use their commercially reasonable efforts to implement such plan. Ascendia shall be responsible for providing all trucks necessary to move the Brand Inventory to its warehousing facilities, and Coty agrees that it will load up to 20 trucks per Business Day of Brand Inventory during the fifteen (15) days preceding the end of the Term.

(ii)          During the Term, Ascendia and Coty shall work together to transfer customers from Coty’s systems to Ascendia’s systems. Not more than forty-five (45) days prior to the expiration of the Term, a written notice to customers, the form of which shall be mutually agreed by Ascendia and Coty prior to the Closing Date, shall be delivered to all customers.

(b)           Commencing on the Closing Date and subject to Section 3 hereof, Coty shall, or shall cause its Affiliates to, provide to Ascendia during the Term the services set forth in Schedule 2(b) hereto (collectively the “Transition Services”).

(c)           Within ten (10) Business Days following the Closing Date, Coty shall provide the information listed on Schedule 2(c) in a format reasonably acceptable to Ascendia.

(d)           Within ten (10) Business Days following the Closing Date, Coty shall provide complete brand and business reviews in accordance with Schedule 2(d) attached hereto and made a part hereof, which may include (to the extent not otherwise previously provided by Coty) (i) a list of SKUs, (ii) a description of the competitive environment in which the Brands compete, (iii) any consumer research relating to the Brands performed by Coty or on its behalf during the three (3) year period preceding Closing, (iv) sales forecasts (including historical versus actual for the preceding three (3) years), and (v) a descriptive history of new product introductions and withdrawals. Such brand and business reviews shall be in substantially the format which is also set forth in Schedule 2(d).

(e)          Promptly following the Closing Date, Ascendia, in consultation with Coty, shall develop a schedule within the Term (and the parties shall follow such schedule) to transition customer account management on an account-by-account basis.

(f)           Coty shall use commercially reasonable efforts to ensure that files, documents, reports and other written materials provided to Ascendia hereunder shall be organized, packed, labeled and/or indexed so as to facilitate identification and retrieval by Ascendia.

3.	Term; Partial Service Discontinuation.

(a)          Coty shall provide the Transition Services for a period (the “Term”) commencing on the Closing Date and expiring on the earlier of (i) the date specified by Ascendia upon written notice as provided in Section 3(c) or (ii) 120 days following the Closing Date.

(b)          Ascendia shall use commercially reasonable efforts to assume responsibility for performing the Transition Services as promptly as practicable following the Closing Date and may, upon written notice as provided in Section 3(c), advise Coty that any one or more of the six categories of Transition Services listed in Schedule 2(b) are no longer required, whereupon Coty shall cease providing such specified Transition Services and the Service Fees shall be reduced accordingly. Coty shall not be required to resume the provision of any specified Transition Services once the performance of such Transition Services has been discontinued pursuant to this Section 3.

(c)          For purposes of paragraph (b) of this section, (i) if the Transition Services to be terminated are Inventory and Distribution Services (as described in Item 3 of Schedule 2(b), the “Distribution Services”), Ascendia shall provide Coty thirty (30) calendar days’ prior written notice of such termination and (ii) if any other Transition Services are to be terminated, Ascendia shall provide Coty, at least fifteen (15) days prior written notice; provided, however, that such Transition Services (other than Distribution Services) may only be terminated as of the 15th or 30th day of any month (or the 28th day of February) .

(d)          (d)         Notwithstanding any other provision of this Agreement, Coty shall provide the Marketing Services for up to fifteen (15) calendar days at no additional charge to Ascendia, provided that Ascendia has not been able to meet with Coty’s marketing staff prior to the Closing Date. No later than fifteen (15) days after the earlier of such meeting or the Closing Date, as applicable, Ascendia shall inform Coty in writing as to the Marketing Services it wishes to elect for the remainder of the Term, identifying from the person(s) listed on Schedule 4.2 those that Ascendia wishes Coty to retain for purposes of providing the Marketing

Services. Coty reserves the right to re-assign or terminate the employment of any persons not designated by Ascendia.

4.	Service Fees.

(a)          In consideration of the provision of the Transition Services listed in Schedule 2(b), Ascendia shall pay Coty on a monthly basis an amount calculated in accordance with Item 1 of Schedule 4 (the “Service Fees”). Ascendia shall further reimburse Coty for any out-of-pocket expenses incurred in providing Transition Services set forth in Item 3 of Schedule 4 (the “Reimbursable Expenses”), provided that the services specified in clauses (a), (c), (d), (e) and (f) of Section 2 shall be undertaken at no additional charge to Ascendia, and Coty shall be deemed to have been fully compensated for the performance of such services through the payment of the Service Fees paid pursuant to Schedule 4. For the avoidance of doubt, it is expressly agreed that there shall be no duplication or double payment of costs in determining the Service Fees and/or Reimbursable Expenses.

(b)          Coty shall invoice Ascendia on a monthly basis, in arrears, for the Transition Services. All invoices shall specify the categories of services performed and the fees applicable thereto (pro rated, if appropriate, in the event of a partial discontinuation of services pursuant to Section 3(c)), and shall list in reasonable detail any Reimbursable Expenses for the period. Such amounts shall be netted against amounts due to Ascendia from Coty pursuant to Section 5.

5.	Settlement and Reconciliation Procedures.

(a)          Not later than the first Business Day following the fourteenth (14th) day of each month commencing after the Closing and ending with the last month during which Coty performs Transition Services hereunder, Coty shall prepare and submit to Ascendia a statement (a “Reconciliation Statement”), setting forth in reasonable detail (i) the aggregate gross invoice value of Brand Products shipped to customers during the preceding month (the “Gross Invoice Amount”), (ii) the aggregate adjustments and deductions applicable to such invoices, which shall be based upon actual or allocated amounts (any such allocations to be agreed upon by the parties prior to the Closing Date based upon Coty’s historical practices with its top 25 customers) (the “Invoice Adjustments”), (iii) the aggregate net invoice amount of Brand Products shipped during the preceding month, which shall be determined by deducting the Invoice Adjustments from the Gross Invoice Amount (the “Net Invoice Amount”), (iv) the amount to be withheld by Coty pending the final reconciliation provided for in paragraph (d), which shall be five percent (5%) of the Net Invoice Amount (the “Holdback Amount”), (v) the aggregate Service Fees attributable to Transition Services performed by Coty during the prior month, determined in accordance with Items 1 and 2 of Schedule 4, and (vi) the aggregate amount of any Reimbursable Expenses incurred by Coty during the prior month.

(b)          In the event that the Net Invoice Amount for any month exceeds the aggregate of (A) the Holdback Amount, (B) the Service Fees and (C) the Reimbursable Expenses for such month, Coty shall pay the balance to Ascendia; if the aggregate of (A) the Holdback Amount, (B) the Service Fees and (C) the Reimbursable Expenses for any month exceeds the Net Invoice Amount for such month, Ascendia shall pay the balance to Coty. Any payment due pursuant to this paragraph shall be payable not later than two (2) Business Days following the date upon which the Reconciliation Statement is due pursuant to Section 5 (a), provided that in the event Coty fails to prepare and submit a Reconciliation Statement for any month by the date specified in Section 5(a), any payment due by Ascendia with respect to such month shall be payable not later than two (2) Business Days following the date upon which the Reconciliation Statement is actually submitted.

(c)          All Reconciliation Statements shall be submitted via electronic means to such address as Ascendia shall from time to time specify in writing to Coty.

(d)          Within forty-five (45) days following the end of the Term, the parties shall reach a final settlement of the amounts owed by each party hereunder to the other and shall reconcile such amounts with the amounts paid pursuant to Section 5(b) (the “Reconciliation”). For purposes of this paragraph:

(i)           the amount owing to Ascendia shall be comprised of the amounts actually received by Coty with respect to Products shipped during the Term, including any cash amounts received by Coty from customers as a result of the reversal of any deduction, chargeback or other adjustment relating to such shipments (the “Cash Proceeds”); and

(ii)          the amount owing to Coty shall be comprised of (A) the Service Fees attributable to Transition Services performed by Coty hereunder, (B) the aggregate amount of the Reimbursable Expenses actually incurred by Coty, and (C) any amounts paid or charged by Coty for the account of Ascendia pursuant to Item 4(b) of Schedule 2(b).

(e)          Any net amount owing by either party to the other, taking into account the amounts previously paid pursuant to Section 5(b), shall be paid within two (2) Business Days of such settlement.

(f)           No deduction, offset, chargeback or other customer accommodation that either (i) is a Retained Liability or (ii) is of a type described in Section 4.17 of the Purchase Agreement, but has not been disclosed in accordance therewith or pursuant to Schedule 4.14 or Schedule 4.17 thereto, shall be taken into account as an Invoice Adjustment for purposes of Section 5(b) and, to the extent such amount has been applied against any invoice for Brand Products shipped during the Term, thereby reducing the Cash Proceeds, the Cash Proceeds shall be deemed to be increased by such amount.

(g)          In the event Coty receives Cash Proceeds following the completion of the Reconciliation, it shall promptly remit such amount to Ascendia.

(h)          Any dispute between the parties regarding the Reconciliation shall be resolved in the manner described in Section 8.3 of the Purchase Agreement, provided that the existence of a dispute shall not relieve the party in question from the obligation to pay any non-disputed amounts as provided herein.

(i)           This Section 5 shall survive for eighteen (18) months following the termination of this Agreement.

6.	Limitation on Liability.

(a)          Coty shall provide the Transition Services to Ascendia in a manner consistent with the manner in which Coty has heretofore conducted the Brand Operations. Coty shall, and to the extent required shall cause its Affiliates to, assign to Ascendia the benefit of, and Ascendia shall be a third party beneficiary of, all express and implied warranties made to Coty on products or services relating to the Brands and Brand Operations that Coty purchases from third parties. Coty shall not be liable to Ascendia or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any Transition Services provided hereunder, whether such claim is based on warranty, contract, or tort (including negligence or strict liability) or otherwise be liable to Ascendia or any third party except as provided in the previous sentence and to the extent that such damages are caused by the gross negligence, willful misconduct or bad faith of Coty with regard to the Transition Services.

(b)          Ascendia shall indemnify and hold Coty harmless from any damage, loss, cost or liability (including reasonable legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from a third-party claim regarding Coty’s performance, purported performance or nonperformance of this Agreement, except for such damage, loss, cost or liability arising from Coty’s breach of this Agreement or the gross negligence, willful misconduct or bad faith of Coty with regard to the Transition Services.

7.	Employees.

(a)          Unless otherwise expressly agreed, individuals employed by Coty or its Affiliates who provide Transition Services pursuant to this Agreement shall in no respect be considered employees of Ascendia, and Coty or, as the case may be, its Affiliates shall have the sole responsibility for the day-to-day control and supervision of the individuals whom they employ in connection with this Agreement.

(b)          During the Term Ascendia shall be given reasonable prompt access to knowledgeable employees and managers of Coty and its Affiliates responsible for product development, marketing, sales, advertising, communications, IT, materials management, logistics, quality assurance, consumer services, retail management, legal and accounting functions associated with the Brand Operations.

(c)          Schedule 7(c) sets forth (i) a list of the Coty personnel who will be responsible for coordinating the transfer of the Brand Operations to Ascendia and (ii) a list of Ascendia’s representatives involved in the transition. Notwithstanding the foregoing, if any of the Coty personnel listed in Schedule 7(c) are not available to consult with Ascendia upon Ascendia’s request, Coty shall use commercially reasonable efforts to make available a substitute person with generally equivalent knowledge regarding the Brand Operations.

8.	Interruption in Services.

(a)          In the event Coty is prevented from providing Transition Services in whole or in part, or if the Transition Services are interrupted or suspended, in either case by reason of any event set forth in Section 8(b) hereof, Coty shall not be required to deliver such Transition Services during such periods, provided that Coty has provided Ascendia with written notice of the interruption as soon as is reasonably practicable in the circumstances, explaining the reason, purpose and likely duration thereof.

(b)          None of the parties hereto shall be responsible for any delay in the performance of any obligation hereunder due to labor disturbances, accidents, fires, floods, wars, riots, rebellions, blockages, acts of governments, acts of terrorism, governmental requirements and regulations, restrictions imposed by law or any other similar conditions, beyond the reasonable control and without the fault, gross negligence willful misconduct or bad faith of such party, and the time for performance by such party shall be extended by the period of such delay.

(c)          In the event Coty’s obligation to perform Transition Services is suspended pursuant to this Section, Ascendia’s obligation to pay the applicable Service Fees shall be correspondingly abated.

9.            Confidentiality. The provisions of Section 6.1 of the Purchase Agreement are hereby incorporated by reference herein and the parties hereto agree to be bound thereby. The provisions of this Section 9 shall survive the termination of this Agreement.

10.          Independent Contractors. The parties will operate as, and have the status of, independent contractors and neither will act as or be deemed to be an agent, partner, co-venturer or employee of the other party, except that, in issuing invoices pursuant to this Agreement, Coty shall be deemed to be acting as an undisclosed agent of Ascendia. No party will have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever, unless such right or authority has been given in writing.

11.          Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further actions, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to give effect to the purposes of this Agreement and transactions contemplated hereby.

12.          Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that, except as provided in Section 8.4(c) of the Purchase Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties; and, provided, further, that Ascendia may collaterally assign this Agreement and its rights hereunder if required under its financing agreements.

13.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

14.          No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person that is not a party or a successor or permitted assignee of a party to this Agreement.

15.          Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. The provisions set forth in Section 8.2 of the Purchase Agreement are hereby incorporated by reference herein, and the parties agree to be bound by the provisions thereof as if they were fully set forth herein. The provisions of this Section 15 shall survive the termination of this Agreement.

16.          Notices. All notices, demands and other communications given to or made by any party to another party in connection with this Agreement shall be given in writing in the manner provided in Section 8.10 of the Purchase Agreement.

17.          Effectiveness. This Agreement shall become effective simultaneously with the Closing.

18.          Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Telecopied signatures on this Agreement shall be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties have executed this Transition Services Agreement as of the date first above written.

COTY US LLC

By:	_________________________
Name:
Title:

ASCENDIA BRANDS CO., INC.

By:	_________________________
Name: Joseph A. Falsetti
Title: President & Chief Executive Officer

Exhibit C to Asset Purchase Agreement

COTY US LLC

- AND -

ASCENDIA BRANDS CO., INC.

________________________________

MANUFACTURING AGREEMENT

________________________________

January __, 2007

Page

ARTICLE I	DEFINITIONS	1
Section 1.1	Definitions	1
Section 1.2	Interpretation	4
ARTICLE II	GENERAL TERMS OF PURCHASE	4
Section 2.1	Purchase of Products	4
Section 2.2	Purchase Price	4
Section 2.3	Terms of Payment	5
Section 2.4	Terms of Sale	6
ARTICLE III	NEW, MODIFIED AND DISCONTINUED PRODUCTS	7
Section 3.1	New Products	7
Section 3.2	Modified Products	7
Section 3.3	Discontinued Products	7
ARTICLE IV	FORECASTS, ORDERS AND DELIVERY	7
Section 4.1	Demand Forecasts	7
Section 4.2	Purchase Orders	7
Section 4.3	Resupply Orders	8
Section 4.4	Delivery	8
Section 4.5	Insurance	9
ARTICLE V	SPECIFICATIONS, DOCUMENTATION, REPORTING	9
Section 5.1	Specifications	9
Section 5.2	Quality Control	9
Section 5.3	Labeling and Packaging	9
Section 5.4	Documentation	10
Section 5.5	Non-Conforming Products	11
Section 5.6	Product Recalls	11
Section 5.7	Notification	12
Section 5.8	Regulatory and Related Matters	12
Section 5.9	Raw Materials	12
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF ASCENDIA	12
Section 6.1	Corporate Existence and Power	13
Section 6.2	Corporate Authorization	13
Section 6.3	Non-Contravention	13

- i -

ARTICLE VII	REPRESENTATIONS AND WARRANTIES OF COTY	13
Section 7.1	Corporate Existence and Power	13
Section 7.2	Corporate Authorization	13
Section 7.3	Non-Contravention	14
Section 7.4	Approvals	14
Section 7.5	Intellectual Property Rights	14
ARTICLE VIII	COVENANTS	14
Section 8.1	Manufacturing Requirements	14
Section 8.2	Approvals	15
ARTICLE IX	INDEMINIFICATION	15
Section 9.1	Indemnification	15
Section 9.2	Procedure	15
Section 9.3	Step-In Rights	16
Section 9.4	Right of Offset	16
Section 9.5	Provisional Remedies	16
ARTICLE X	CONFIDENTIALITY	17
Section 10.1	Confidentiality	17
ARTICLE XI	TERM & TERMINATION	17
Section 11.1	Term	17
Section 11.2	Ascendia’s Optional Termination Right	17
Section 11.3	Breach	17
Section 11.4	Insolvency or Bankruptcy	17
Section 11.5	Events of Force Majeure	17
Section 11.6	Effect of Termination	17
Section 11.7	Rights of Ascendia	18
ARTICLE XII	MISCELLANEOUS	18
Section 12.1	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	18
Section 12.2	Schedules	19
Section 12.3	Entire Agreement; Construction	19
Section 12.4	Counterparts	19
Section 12.5	Independent Contractors	19
Section 12.6	Notices	19

- ii -

MANUFACTURING AGREEMENT

This Manufacturing Agreement is made as of this __ day of January, 2007 (the “Effective Date”) by and between COTY US LLC, a Delaware limited liability company with offices at 2 Park Avenue, New York, NY 10016 (hereinafter “Coty”), and ASCENDIA BRANDS CO., INC., a New Jersey corporation with offices at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08618 (hereinafter “Ascendia”).

RECITALS

WHEREAS Ascendia, Coty and certain other parties therein named have entered into that certain Asset Purchase Agreement, dated as of January __, 2007 (the “Asset Purchase Agreement”), pursuant to which Ascendia and Lander Intangibles Corporation, a Delaware corporation, have agreed to purchase from Coty, Coty BV, a Netherlands besloten venootscap, Coty Canada, Inc., a Canadian corporation, Coty S.A.S., a French société par actions simplifiée, and Coty Inc., a Delaware corporation, certain Brand Assets, as defined in the Purchase Agreement;

WHEREAS, prior to the Closing, Coty manufactured the Brand Products, as hereinafter defined;

WHEREAS, in order to facilitate the transition of Brand operations to Ascendia, and to induce Ascendia to enter into the Asset Purchase Agreement, Coty has agreed to produce Brand Products for sale by Ascendia during the period consistent with Coty’s current manufacturing, purchasing, and inventory management practices, and upon the terms and conditions, herein specified;

WHEREAS, it is the parties’ understanding that after the termination of the Transaction Services Agreement (as defined herein), this Agreement shall not apply to management of third party manufacturers;

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1        Definitions. (a) Capitalized terms used herein and not otherwise defined have the meanings ascribed in the Asset Purchase Agreement.

(b)          As used in this Agreement, the following terms have the meanings indicated:

“Aesthetic Problem” has the meaning set forth in Section 5.5.

“Agreement” means this agreement, including any Schedule hereto, as from time to time amended.

“Applicable Law” means the applicable laws, rules, regulations, ordinances and other requirements of all Regulatory Authorities, including, but not limited to, the Federal Food, Drug and Cosmetic Act, the Fair Labeling Practices Act and the regulations issued thereunder.

“Ascendia” has the meaning set forth in the Preamble to this Agreement.

“Asserted Liability” has the meaning set forth in Section 9.2(a).

“Asset Purchase Agreement” has the meaning set forth in the Recitals to this Agreement.

“Certificate of Analysis” has the meaning set forth in Section 5.4(a).

“Claims Notice” has the meaning set forth in Section 9.2(a).

“Committed Quantity” has the meaning specified in Section 4.1(a).

“Coty” has the meaning set forth in the Preamble to this Agreement.

“Coty Standard Practices” means Coty’s current manufacturing and production policies, practices and procedures, as included in Schedule 4.12 to the Purchase Agreement and in Schedule 5.1(c) to this Manufacturing Agreement, as in effect on the Effective Date, or as modified from time to time with respect to Coty products in general.

“Current Product” means (i) any Brand Product that Coty has sold, in any market, within the twelve (12) month period preceding the Effective Date, regardless whether such Product was manufactured by Coty or by a third party and (ii) any product in development for sale as a Brand Product as of the Effective Date.

“Demand Forecast” has the meaning set forth in Section 4.1(a)

“Effective Date” has the meaning set forth in the Preamble to this Agreement.

“Excess Order” has the meaning set forth in Section 4.2.

“Facilities” has the meaning set forth in Section 5.4(c).

“Force Majeure” means and all acts of God; war; acts of terrorism; labor strikes; supply shortages beyond Coty’s reasonable control; civil commotion; destruction of production Facilities or materials by fire, flood, earthquake, explosion or storm; epidemic; failure of public utilities or common carriers; and other similar extraordinary unforeseen events that are beyond the reasonable control of the affected party, but shall not include general market or economic conditions and other ordinary business risks.

“Indemnifiable Losses” has the meaning set forth in Section 9.1.

“Intellectual Property” means any patents, patent applications (provisional or final), trademarks, trademark applications, domain names, copyrights, copyright applications, trade names, service marks, computer programs, trade secrets or any other intellectual property rights or proprietary rights.

“Modified Product” means a Current Product that is modified in a manner that (i) does not involve a change in form, fit or function and (ii) does not result in a new SKU or UPC.

“New Product” means a product supplied under this Agreement that (i) differs in form, fit or function from a Current Product and has a new SKU or UPC and (ii) is not a Modified Product or a Replacement Product.

“New Product Forecast” has the meaning set forth in Section 4.1(c).

“OTC Pharmaceutical Product” means any medicated skin care product or product containing one or more FDA-monographed ingredients.

“Personal Care Product” means any shampoo, eye care, conditioner, body lotion, body spray, body wash, face care, skin care, cosmetic item, bubble bath, shower gel, bath beads, bar soap, liquid soap, foot scrub, foot lotion, foot soak, or any combination of any of the above.

“Product” means any Current Product, Modified Product, New Product and/or Replacement Product.

“Purchase Order” means a written order from Ascendia to Coty requesting Coty to manufacture and sell any of the Products, issued pursuant to Section 4.2 of this Agreement.

“Regulatory Authority” means any federal, state, local or foreign governmental agency, administrative agency or other governmental authority having jurisdiction over the manufacturing, labeling, packaging, distribution, exportation, importation, sale or use of any Product.

“Replacement Product” means a Product that is developed by Coty to replace a Current Product, but does not include a Modified Product or a New Product.

“Resupply Order” has the meaning set forth in Section 4.3(a).

“Specification Problem” has the meaning set forth in Section 5.5.

“Specifications” has the meaning set forth in Section 5.1.

“Survival Date” has the meaning specified in Section 11.6.

“Term” has the meaning specified in Section 11.1.

“Testing Methods” has the meaning set forth in Section 5.2.

“Transition Services Agreement” means the Transition Services Agreement entered into concurrently herewith by Ascendia and Coty.

Section 1.2       Interpretation. The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Schedules shall be deemed to be references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

ARTICLE II

GENERAL TERMS OF PURCHASE

Section 2.1           Purchase of Products. During the Term of this Agreement, Coty shall manufacture (or cause to be manufactured) and sell Products to Ascendia, and Ascendia shall purchase Products from Coty, on the terms and conditions herein set forth.

Section 2.2	Purchase Price.

(a)          In General. Subject to paragraph (b) of this section, the purchase price for each SKU of each Product sold by Coty to Ascendia during the Term shall be as set forth on Schedule 2.2(a), as such Schedule may be amended from time to time by agreement of the parties pursuant to paragraphs (d), (e) and (g) of this section.

(b)          Credits Against Purchase Price. Ascendia shall receive the following credits against amounts due for the sale of Products manufactured hereunder: (i) Ascendia shall receive a credit of $0.375 per unit (not per case) on the first twenty million (20,000,000) units of Products purchased by Ascendia hereunder, provided that if Ascendia purchases less than twenty million (20,000,000) units of Products hereunder within 180 days after the Closing Date, Coty shall pay Ascendia in cash an amount equal to the difference of $7,500,000 minus the product of the number of units of Products purchased by Ascendia and $0.375; and (ii) during each of the four (4) consecutive periods of thirty days commencing with the Closing Date, Ascendia shall receive a credit equal to one-fourth (1/4) of the Raw Materials Inventory Value, which shall be applied against the invoices issued during such period (after first giving effect to the credit referred to in clause (i) above) until such credit has been exhausted, provided that the unused credit balance as of the end of any thirty day period may be carried over indefinitely to one or more subsequent periods until used in its entirety.

(c)          Current Products. The parties stipulate and agree that the prices for each Current Product shown on Schedule 2.2(a) shall remain in effect, regardless of any variation in the actual cost of raw materials or other costs, with respect to Products shipped by Coty before the close of business on June 30, 2007. Not later than May 1, 2007, Coty shall provide Ascendia with a revised price list, which shall be effective with respect to Products shipped by Coty from July 1, 2007 through June 30, 2008.

(d)          New Products. Ascendia and Coty shall negotiate in good faith with respect to the unit price of any New Products and Schedule 2.2(a) shall be amended accordingly. If and to the extent that any raw material used in manufacturing such New Product is also used in manufacturing any Current Product(s), the raw material costs taken into account in determining the purchase price of such New Product shall be the same as the corresponding cost used in determining the purchase price of such Current Product(s).

(e)          Modified Products. If (i) a Product is modified at the request of either Ascendia or Coty, and (ii) such modification results in a change in the consumption of any raw materials or in a change in the manufacturing process and any attendant costs, any resulting increase or savings in the raw material or manufacturing costs shall be for the benefit or account of the party requesting the modification, and Schedule 2.2(a) shall be amended accordingly.

(f)           Replacement Products. The purchase price of any Replacement Product shall be the purchase price applicable to the Current Product that it replaces.

(g)          Adjustments to Raw Material Costs. Coty and Ascendia shall use their commercially reasonable best efforts to obtain raw materials for the Products at the lowest available price, taking into account quantities required, delivery dates and other relevant factors, and to identify and qualify alternative raw material vendors, provided that Coty shall not be required to purchase raw materials from any vendor if it has a bona fide commercial or legal objection to so doing. Not less than five (5) months following the date of this Agreement, the parties shall review the raw material costs actually being incurred by Coty in manufacturing Products for Ascendia and the possibility of reducing such costs for the remainder of the Term, and shall make any necessary adjustments as mutually agreed to the unit price of the Products. Schedule 2.2(a) shall be modified to reflect any such adjustments. Such adjusted prices shall take effect for orders placed after the close of business on the one hundred eightieth (180th) day following the Effective Date.

(h)          Third Party Vendors and Manufacturers. Coty shall not outsource the production of any Product without the prior written consent of Ascendia, which consent shall not be unreasonably withheld or delayed, provided that Ascendia hereby consents to the continuation of any outsourcing or contract manufacturing agreements in effect as of the date of this Agreement, as listed on Schedule 2.2(g).

Section 2.3           Terms of Payment. (a) Coty shall submit invoices to Ascendia for the units of Products ordered promptly after delivery of such Products in accordance with paragraphs (a) and (b) of Section 2.4. Terms of payment for the Products shall be net cash within fifteen (15) days after the date of receipt of the invoice from Coty. If Ascendia shall dispute all or any part of an invoice, Ascendia shall not be required to pay the disputed part of such invoice until the dispute is resolved. Ascendia shall notify Coty as to any items in dispute. Upon resolution of the dispute (by negotiations between the parties or otherwise), Ascendia shall promptly pay Coty any remaining amounts determined to be owed.

(b)           Ascendia shall advance Coty Three Million Dollars ($3,000,000) on the Effective Date to cover Coty’s costs of raw materials, manufacturing and the like (the “Advance”). The Advance shall be credited against the invoices submitted by Coty to Ascendia during the last thirty (30) days of the Term after giving effect, first, to the credits referred to in Section 2(b), and any balance remaining at the expiration of the Term shall be promptly refunded to Ascendia.

Section 2.4	Terms of Sale.

(a)          During the term of the Transition Services Agreement, the terms of sale for Products supplied hereunder shall be delivered, Coty’s warehouse in Sanford, NC packed for shipment and loaded on pallets. Title and risk of loss with respect to Products purchased during the term of the Transition Services Agreement shall pass from Coty to Ascendia at the time such Products are first recorded on Coty’s inventory tracking system as finished goods inventory.

(b)          Subsequent to the term of the Transition Services Agreement, the terms of sale for Products supplied hereunder shall be FOB Coty’s Facility in Sanford, NC, packed for shipment and loaded on pallets. Title and risk of loss with respect to any Product purchased hereunder shall pass to Ascendia at the time of delivery to Ascendia’s designated carrier at the Facility located in Sanford, NC.

(c)          All freight, handling, insurance, duty, customs and other charges associated with shipment, importation and exportation of the Products shall be handled in accordance with the Transition Services Agreement and upon the termination thereof Ascendia shall pay all such charges, provided that Coty shall assume the costs of providing fumigated pallets if required by regulations in effect in the country of final destination as specified in the Resupply Order. Consistent with its past practices, Coty shall provide all necessary and appropriate certificates and other documentation necessary to export Products to any country to which Coty has sold Products during the twelve (12) months preceding the Effective Date and shall comply with all Applicable Laws with respect to the export of any Product to any such country; provided, however, that Ascendia shall responsible for notifying Coty of any changes with respect to such certificates and documentation coming into effect after the Effective Date.

(d)          For purposes of paragraphs (a) and (b) of this section, references to the Term of the Transition Services Agreement shall be deemed to apply to the period during which Coty is providing Inventory and Distribution Services as provided in item 3 of Schedule 2(b) thereto.

ARTICLE III

NEW, MODIFIED AND DISCONTINUED PRODUCTS

Section 3.1        New Products. Ascendia may from time to time during the Term request Coty to assist in the development and/or manufacture of New Products. In such event Coty shall negotiate with Ascendia in good faith but shall not be obligated to provide development or manufacturing services with respect to any such New Product.

Section 3.2        Modified Products. Coty shall not modify any Product unless such modification is proposed or approved by Ascendia.

Section 3.3        Discontinued Products. Coty shall not discontinue the availability of any Product during the Term without the prior written consent of Ascendia or unless in accordance with any minimum volume requirements set forth in Coty’s Standard Practices.

ARTICLE IV

FORECASTS, ORDERS AND DELIVERY

Section 4.1         Demand Forecasts. (a) On the third to last calendar day of each month during the Term, beginning with the first calendar month following the Effective Date, Ascendia shall provide Coty with a ninety (90) day rolling demand forecast for Current Products, other than Current Products for the 2007 Christmas season (each, a “Demand Forecast”). The first sixty (60) days of each Demand Forecast shall be binding upon the parties and shall require Coty to make available for delivery, and Ascendia to purchase, during such period, the quantity of each Product so specified (the “Committed Quantity”). In the event the amount of any Demand Forecast exceeds by a material amount historical demand for the same or similar Products for a corresponding period of the year, the parties shall, if Coty so requests, negotiate changes to the Demand Forecast in a fair and equitable manner.

(b)        Promptly after the Effective Date, but in any event not later than January 31, 2007, Coty and Ascendia shall discuss and finalize a demand forecast and production schedule for the 2007 Christmas season, such schedule to be binding upon the parties as of such date.

(c)        Ascendia shall provide Coty with a sixty (60) day demand forecast for any New Product no later than four months prior to the initial delivery date of such New Product (each, a “New Product Forecast”). The New Product Forecasts will be binding on Ascendia and Coty.

Section 4.2        Purchase Orders. Contemporaneously with the provision of the Demand Forecast referred to in Section 4.1(a), or as soon thereafter as is practicable, Ascendia shall issue Purchase Orders for Products to be delivered within the thirty (30) day period following the receipt of such Purchase Order by Coty. Each Purchase Order shall specify the quantity per SKU and estimated delivery dates for each Product, provided that (i) the aggregate quantity per SKU of each Product ordered for delivery during any sixty day period shall be not less than the Committed Quantity, if any, for such Product for such period, (ii) if the aggregate quantity of any SKU of Product so ordered exceeds the Committed Quantity (or if there is no Committed Quantity for such Product), such excess quantity (an “Excess Order”) shall be subject to the minimum delivery period specified in Section 4.3 (b), and (iii) in all other instances the specified delivery dates shall comply with the minimum delivery periods specified in Section 4.3(a). Ascendia shall submit all Purchase Orders to Coty by electronic or facsimile transmission. Coty shall acknowledge acceptance of each Purchase Order by electronic or facsimile transmission within one Business Day after receipt. Upon receipt of a Purchase Order conforming to the requirements of this section, Coty shall be obligated to deliver the Products in conformity with the Specifications in accordance with Section 4.3 and Ascendia shall be obligated to accept and pay for such Products.

Section 4.3        Resupply Orders. (a) From time to time, Ascendia shall submit resupply orders to Coty specifying the required delivery dates and shipment destinations for Products covered by Purchase Orders (each, a “Resupply Order”). For the avoidance of doubt, the total quantity per SKU in Resupply Orders and Purchase Orders shall equal the Committed Quantity per SKU for any applicable period. Subject to the foregoing and except as provided in paragraphs (b) and (c), Coty shall make any Products covered by a Purchase Order available for delivery on the dates specified in the Resupply Order, provided that the specified delivery date shall be not less than two (2) calendar days after the date upon which Coty receives the Resupply Order.

(b)        Paragraph (a) notwithstanding, Coty shall make any Excess Order available for delivery to Ascendia as soon as practicable and, to the extent such Excess Order does not exceed ten percent (10%) of the Purchase Order for any SKU, Coty shall make such Excess Order available for delivery, not later than thirty (30) calendar days after Coty’s receipt of the Purchase Order containing such Excess Order or such later date as may be specified in the Resupply Order.

(c)        In the case of Products that are specifically made for customers located outside the continental U.S. and subject to the foregoing, the specified delivery date shall be not less than seven (7) calendar days after the date upon which Coty receives the Resupply Order.

Section 4.4        Delivery. Unless otherwise agreed, Coty shall deliver each order to Ascendia’s designated carrier F.O.B. Coty’s Facility in Sanford, NC. Coty shall package and palletize the Products for shipment in accordance with its customary practices, provided that, in the case of Products delivered for shipment direct to a destination outside the United States and subject to Section 2.4(c), Coty shall comply with any applicable regulations in such destination country, including without limitation the use of fumigated pallets, and shall take pictures of each loaded shipping container to have proof of loading and the condition of the Products in case any claims are made later. Coty shall include the following for each shipment of the Products: (a) the Purchase Order number; (b) the lot and batch numbers consistent with past practices until changed by mutual agreement; (c) the quantity of the Products; and (d) subject to Section 2.4(c), the Certificate of Analysis consistent with past practices until changed by mutual agreement and, in the case of export shipments, any additional documents and/or paperwork required by the carrier or by the laws and regulations of the country from and to which the Products are to be shipped.

Section 4.5        Insurance. During the Term and for at least three years after the end of the Term, Coty shall obtain, at its expense, appropriate and customary insurance coverage. Such insurance shall include products liability coverage with limits of at least $2 million per occurrence and $2 million aggregate and property damage insurance, with replacement cost coverage, for Coty’s inventories of the Products. Such insurance shall name Ascendia as an additional insured, as its interests may appear, and shall state that Ascendia shall be provided at least 30 days’ prior written notice of any cancellation or change in such insurance. At Ascendia’s request, Coty shall furnish Ascendia with certificates of insurance evidencing the required coverage.

ARTICLE V

SPECIFICATIONS, DOCUMENTATION, REPORTING

Section 5.1        Specifications. Coty shall manufacture, label and pack all Products supplied to Ascendia pursuant to this Agreement in accordance with the following criteria (collectively, the “Specifications”):

(a)        In the case of Current Products listed on Schedule 2.2(a), the formulations, manufacturing processes and other relevant criteria applicable to such products immediately prior to the date of this Agreement as listed in Schedule 4.12 to the Purchase Agreement, and, in the case of New Products, Modified Products or Replacement Products, such formulations, manufacturing processes and other relevant criteria as the parties may agree in writing;

(b)	Applicable Law; and
(c)	Coty Practices as set forth in Schedule 5.1(c) attached hereto..

Section 5.2        Quality Control. Coty shall conduct quality control testing, and shall retain corresponding quality control records, with respect to all incoming raw materials, in-process batches and finished Products prior to shipment to assure compliance with the Specifications, including maintaining full batch records, all of the foregoing consistent with Coty’s past practices (the “Testing Methods”). The Testing Methods shall include testing of finished Products manufactured during each production shift.

Section 5.3        Labeling and Packaging. (a) Subject to Section 2.4(c), all Products shall be in finished form, filled, labeled and packaged for commercial sale by Ascendia in accordance with this Agreement and the Specifications.

(b)         Each individual Product unit sold hereunder shall have labels affixed and/or indications on the container that include the following information: (i) batch code; (ii) lot number; (iii) manufacturing date; and (iv) subject to Section 2.4(c), any other information required by any Regulatory Authority in the market in which the Products will be sold. If, after the Effective Date, the requirements of any such Regulatory Authority change, Coty shall be obligated to comply with such new or modified requirements, but Ascendia shall be obligated to reimburse Coty for any additional costs Coty incurs in doing so.

(c)          With respect to Current Products, and unless Ascendia requests a packaging or labeling change pursuant to Section 5.3(d), Coty shall first exhaust all stocks of labeling and packaging in its possession on the Closing Date, and Coty represents and warrants that, as of the Effective Date, such labeling and packaging complies with all requirements of Applicable Law in effect in each national or international market in which Coty has sold Products during the twelve (12) months preceding the Effective Date. Coty shall give Ascendia two (2) months’ notice of the exhaustion of stocks of labeling and four (4) months notice of the exhaustion of stocks of packaging, such notice to be determined on the basis of the sales forecasts provided to Coty pursuant to Section 4.1. To the extent Ascendia has paid Coty for any stocks of labeling and packaging remaining at the end of the Term, Coty shall upon request destroy any such stocks and shall provide a certificate of destruction.

(d)          In the event that: (i) Ascendia has received notice from Coty pursuant to Section 5.3(c) of the exhaustion of stocks of labeling or packaging with respect to a Current Product; (ii) Ascendia requests a change in the labeling or packaging of a Current Product (due to a change in Applicable Law or otherwise); or (iii) Ascendia orders a New Product, Replacement Product or a Modified Product for which a change of labeling or packaging is required, Ascendia shall notify Coty in writing of the relevant change in labeling and/or packaging, which notice shall be not less than thirty (30) calendar days in the case of labeling and ninety (90) calendar days in the case of packaging. Ascendia shall be responsible for all change costs as well as disposal costs for any labels or packaging that become obsolete as a result of any such change.

Section 5.4          Documentation. (a) Coty shall produce and furnish to Ascendia upon delivery of each batch of Product sold hereunder a certificate of analysis (a “Certificate of Analysis”). The Certificate of Analysis shall include (i) chemical and physical analyses, (ii) aesthetics (color, odor, appearance, physical form), (iii) microbiological analysis, (iv) product performance (where applicable), and (v) in the case of OTC Pharmaceutical Products, any additional information required by any Regulatory Authority with respect to such Products. Coty shall review each Certificate of Analysis for the batch of Products included in a shipment prior to such shipment to ensure conformity with the Specifications.

(b)          Upon execution of this Agreement, Coty shall deliver to Ascendia, with respect to each Current Product: (i) the ingredient listings with exact percentages and INCI and CAS numbers; (ii) a Certificate of Analysis; (iii) a Certificate of Free Sale; (iv) FDA registration; (v) product safety testing documentation, to the extent available; (vi) Material Safety Data Sheets; and (viii) any other certificate, registration, license or other document reasonably required by any individual customer or country to which or in which Coty or any Affiliate has sold any Current Product in the twelve (12) months preceding the Effective Date.

(c)          Ascendia and its representatives shall have the right from time to time during business hours, and upon reasonable notice, to enter, inspect and evaluate Coty’s plant and other facilities that are engaged in the production or storage of the Products, subject to the coordination of such inspections with the owners of such other facilities (the “Facilities”). Such inspection visits shall be scheduled and organized in such a manner as to minimize to the extent reasonably practicable any disruption to plant and warehouse operations.

(d)          Coty shall notify Ascendia promptly upon receipt of any notice of inspection (other than routine inspections) by the FDA or similar Regulatory Authority related to any aspect of the Facilities and shall provide Ascendia with a copy of the results of any such inspection promptly after receipt.

Section 5.5        Non-Conforming Products. Ascendia may test or cause to be tested any Product supplied by Coty hereunder. In the event Ascendia believes any Product (a) does not meet the Specifications when tested in accordance with the Testing Methods (a ”Specification Problem”), or (b) does not conform to labeling or packaging requirements, including incorrect labels, misaligned labels, improperly located labels, tubes sealed with misaligned labels, boxes marked incorrectly, failure to conform to stated weights or measures, missing items from cartons or damaged tubes or damaged cartons (provided that the damage was not incurred during transit from any Facility or while being stored by Ascendia in a manner that does not conform to Coty’s storage requirements as stated on the carton) (an “Aesthetic Problem”), Ascendia shall so notify Coty in writing as promptly as possible after discovering or receiving notice of the problem. Ascendia shall also provide samples of the Product in question upon request from Coty. With respect to Aesthetic Problems, Coty shall use commercially reasonable efforts to cure any non-conformity consistent with its past practices, provided that Ascendia gives Coty written notice of such Aesthetic Problem within six (6) months after shipment of the applicable Products. Such past practices include shipment of replacement labels or other Product components or the granting of partial or, where appropriate, full credits, but do not include acceptance of Product returns. Once Coty complies with such cure efforts, Coty shall have no further obligation to Ascendia or any customer with respect to the reworked Products. With respect to Specification Problems, Coty shall, at its option, (a) promptly replace the non-conforming Products with Products that meet the Specifications or (b) provide Ascendia with a full credit for any part of an order that consists of Products that do not meet the Specifications, provided that Ascendia gives Coty written notice of such Specification Problem reasonably prior to the expiration date of the applicable Product as shown on the Product packaging.

Section 5.6         Product Recalls. If any Regulatory Authority, or Ascendia acting in good faith in consultation with, or pursuant to any guidelines issued by, any Regulatory Authority, recalls any Product sold pursuant to this Agreement, Coty shall initiate the recall and furnish guidelines for the destruction or other proper disposal of recalled Products in accordance with the recall guidelines of the applicable Regulatory Authority. Ascendia shall reasonably cooperate in such recall, including providing satisfactory evidence, by certification or otherwise, as to the amount of Products involved and that the recalled Products have been destroyed, where applicable. If such recall is due to any act, negligence, omission or breach of representation, warranty or covenant by Coty, then Coty shall bear all costs associated with the recall, including refund of the purchase price for such Products, all shipping costs and the actual cost of conducting the recall in accordance with the recall guidelines of any applicable Regulatory Authority. If such recall is due to any act, negligence or omission by Ascendia, then Ascendia shall bear all costs associated with the recall, including refund of the purchase price for such Products, all shipping costs and the actual cost of conducting the recall in accordance with the recall guidelines of any applicable Regulatory Authority. If the recall is not attributable to the fault of either party, the costs of any recall shall be shared equally between the parties,

Section 5.7         Notification. Each party shall immediately notify the other party by telephone (followed by written confirmation within twenty-four (24) hours) if the first party becomes aware that any Product sold under this Agreement (a) fails to comply with Applicable Law, including the Toxic Substance Control Act, the Consumer Products Safety Act, the FDA Act, the Occupational Safety and Health Act or any Laws relating to environmental protection, or (b) contains a defect that could create or present a risk to the health of, or of injury to, the public, the environment, Ascendia or its customers or Coty and its customers, as the case may be.

Section 5.8        Regulatory and Related Matters. (a) At all times during the Term, Coty shall maintain the Facilities, equipment and processes used in producing the Products in compliance with all Applicable Laws and Coty Standard Practices.

(b)          Coty shall maintain and make available to Ascendia upon reasonable notice (i) a retain of every batch of Product sold hereunder, (ii) batch records for every Product sold hereunder, and (iii) any additional documents required by Coty Standard Practices, in each case for a period of three (3) years or for the period specified by any Regulatory Authority, whichever is longer.

(c)          Coty shall maintain and make available to Ascendia upon reasonable notice all retained batches, batch records, stability analyses and data and any other information required by Applicable Law generated prior to or after the Effective Date with respect to any OTC Pharmaceutical Products.

(d)          Coty shall be responsible for taking the steps necessary to comply with the requirements of each Regulatory Authority in every country in which any Product has been sold in the twelve (12) months preceding the Effective Date necessary to permit the lawful manufacture, sale to Ascendia, and exportation and importation (if applicable) of the Products.

(e)          Ascendia shall be responsible for taking the steps necessary to comply with the requirements of each Regulatory Authority in any country in which Products have not been sold in the twelve months preceding the Effective Date, but in which or to which Ascendia sells such Products following the Effective Date. Ascendia and Coty shall use reasonable efforts to cooperate and Coty shall promptly provide to Ascendia all documents and information lawfully requested or required by such Regulatory Authorities.

Section 5.9        Raw Materials. In the event that at the end of the Term, Coty has in its possession remnant raw materials and other materials that it has purchased on behalf of Ascendia, which materials cannot be used by Coty for any of its products, Ascendia shall purchase such materials from Coty’s at Coty’s direct cost. Ascendia shall take possession of any such materials required to be purchased within sixty (60) days following the expiration of the Term and such materials shall be shipped as provided in Section 4.4.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF

ASCENDIA

Ascendia represents and warrants to Coty that, as of the Effective Date:

Section 6.1        Corporate Existence and Power. Ascendia is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction specified in the Preamble to this Agreement, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 6.2       Corporate Authorization. Ascendia has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder. The board of directors of Ascendia has approved this Agreement and the transactions contemplated hereby, and no further corporate or stockholder action is required on the part of Ascendia in connection with the consummation of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation by Ascendia of the transactions contemplated hereunder have been duly and validly authorized by all necessary corporate action on the part of Ascendia. This Agreement has been duly executed and delivered by Ascendia and, assuming the due authorization, execution and delivery hereof by Coty, constitutes the legal, valid and binding agreement of Ascendia.

Section 6.3        Non-Contravention. The execution, delivery and performance by Ascendia of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Ascendia, (b) contravene or conflict with or result in a violation or breach of any provision of any Requirement of Law or Order binding upon or applicable to Ascendia, or (c) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, Ascendia) of, or under any provision of, any agreement or other instrument to which Ascendia is a party or that is binding upon Ascendia or any license, franchise, permit or other similar authorization held by Ascendia, that would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF

COTY

Coty represents and warrants to Ascendia that, as of the Effective Date:

Section 7.1      Corporate Existence and Power. Coty is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction specified in the Preamble to this Agreement, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Brand Material Adverse Effect.

Section 7.2        Corporate Authorization. Coty has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder. The board of directors of Coty has authorized Coty to enter into this Agreement and the transactions contemplated hereby, and no further corporate or stockholder action is required on the part of Coty in connection with the consummation of the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation by Coty of the transactions contemplated hereunder have been duly and validly authorized by all necessary corporate action on the part of Coty. This Agreement has been duly executed and delivered by Coty and, assuming the due authorization, execution and delivery hereof by Ascendia, constitutes the legal, valid and binding agreement of Coty.

Section 7.3        Non-Contravention. The execution, delivery and performance by Coty of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Coty, (b) contravene or conflict with or result in a violation or breach of any provision of any Requirement of Law or Order binding upon or applicable to Coty, or (c) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, Coty) of, or under any provision of, any agreement or other instrument to which Coty is a party or that is binding upon Coty or any license, franchise, permit or other similar authorization held by Coty, that would not have, individually or in the aggregate, a Brand Material Adverse Effect.

Section 7.4        Approvals. Coty holds all requisite approvals, licenses and permits from any Regulatory Authorities necessary or appropriate to manufacture and sell the Products, and Coty has not received any notice of violation or default with respect to any such approvals, licenses or permits.

Section 7.5       Intellectual Property Rights. The manufacture and sale of the Products by Coty pursuant to this Agreement will not infringe upon any Intellectual Property rights of any third party with respect to those countries where Coty has sold the Products in the twelve (12) months prior to the Effective Date.

ARTICLE VIII

COVENANTS

Section 8.1       Manufacturing Requirements. Coty covenants that all Products manufactured and/or supplied under this Agreement:

(a)	will meet the Specifications;

(b)          will be manufactured in accordance with Coty Standard Practices and Applicable Law;

(c)          will not be adulterated, misbranded or otherwise in violation of any Applicable Law as of the delivery to Ascendia;

(d)          will be of merchantable quality and safe for the purposes for which intended to be used;

(e)          will meet any claims made about them in the applicable packaging; and

(f)           will comply with applicable labeling guidelines and standards of the Cosmetics, Toiletry and Fragrance Association.

Section 8.2        Approvals. Throughout the Term, Coty shall maintain in effect any and all approvals, licenses and permits from any Regulatory Authorities necessary or appropriate to manufacture and sell the Products in each jurisdiction and to each customer in which and to which Products (i) were sold during the twelve months prior to the Effective Date and (ii) are sold during the Term.

ARTICLE IX

INDEMINIFICATION

Section 9.1       Indemnification. Coty shall indemnify and hold Ascendia, its Affiliates and their respective directors, officers, employees, customers and agents harmless from and against any and all liability, damage, loss and expense (including reasonable attorneys’ fees and expenses and court costs and any reasonable attorneys’ fees, expenses and court costs incurred in enforcing this indemnity and collecting amounts due under this indemnity) (“Indemnifiable Losses”) arising out of or resulting from (a) Coty’s negligence, recklessness or willful misconduct in the manufacture of the Products; (b) Coty’s breach of its material obligations under this Agreement or any representations, warranties and covenants set forth herein; or (c) any personal injury, death or property damage resulting from the use of the Products in the ordinary course. Indemnifiable Losses under this Section 9.1 shall not include any consequential, incidental, special, exemplary or punitive damages.

Section 9.2        Procedure. (a) Promptly after discovery or receipt by Ascendia of notice of any demand, claim or circumstance that would or might reasonably be expected to give rise to a claim or the commencement of any action, proceeding or investigation (an “Asserted Liability”) that would result in an Indemnifiable Loss, Ascendia shall give written notice thereof (the “Claims Notice”) to Coty. Any Claims Notice pursuant to this Section 9.2 shall be delivered to Coty on or before the Survival Date. The Claims Notice shall describe the Asserted Liability in reasonable detail to the extent such details are available and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Indemnifiable Loss that has been or may be suffered by Ascendia. Ascendia shall thereupon give Coty reasonable access to the books, records and assets of Ascendia which evidence or support such Claims Notice and any act, omission or occurrence giving rise to such Asserted Liability and the right, upon prior notice during normal business hours, to interview any appropriate personnel of Ascendia related thereto. Not more than thirty (30) days following receipt of the Claims Notice, Coty shall give written notice to Ascendia that it either (i) accepts liability for the matter set forth in the Claims Notice, and the amount thereof, or (ii) disputes such liability and/or the amount thereof, and the specific grounds for such dispute. Failure of Coty to give the notice provided in the preceding sentence within the time period there provided shall have the same effect as notice under clause (i) of the preceding sentence. If Coty gives timely notice to Ascendia that it disputes liability for the matter set forth in a Claims Notice, and/or the amount thereof, the parties shall endeavor for a period of twenty (20) days following Ascendia’s receipt of such notice to resolve their differences.

(b)          Notwithstanding any other provision contained herein to the contrary, the failure to notify Coty of any Asserted Liability will not relieve Coty of any liability that it may have to Ascendia, except to the extent Coty’s position is materially prejudiced as a result of any failure or unreasonable delay of Ascendia in providing any Claims Notice to Coty.

Section 9.3         Step-In Rights. Coty may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability for which it has accepted, or is deemed to have accepted, liability pursuant to Section 9.2. If Coty elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify Ascendia in writing of its intent to do so. In such event, Ascendia shall cooperate, at the expense of Coty, in the compromise of, or defense against, such Asserted Liability. Notwithstanding the foregoing, neither Coty nor Ascendia may settle or compromise any claim over the objection of the other; provided, however, that (a) consent to settlement or compromise shall not be unreasonably withheld or delayed and (b) Coty may settle claims without the consent of Ascendia provided Ascendia is given a full release of liability from the party asserting the claim. If Coty chooses to defend any claim, Ascendia shall cooperate with and make available to Coty any books, records or other documents within its control that are necessary or appropriate for such defense.

Section 9.4        Right of Offset. Ascendia shall have the right to offset any claim for indemnity hereunder against any payments due from Ascendia to Coty under the Note, subject to the terms and conditions of the Note and the Asset Purchase Agreement.

Section 9.5       Provisional Remedies. (a) Coty acknowledges and agrees that Ascendia would be irreparably damaged if any material provisions of this Agreement are not performed in accordance with their specific terms and that any material breach of this Agreement by Coty could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other rights and remedies herein provided, Ascendia shall be entitled to enforce any provision of this Agreement, in any court of competent jurisdiction, by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

(b)          Ascendia acknowledges and agrees that Coty would be irreparably damaged if any of material provisions of this Agreement are not performed in accordance with their specific terms and that any material breach of this Agreement by Ascendia could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other rights and remedies herein provided, Coty shall be entitled to enforce any provision of this Agreement, in any court of competent jurisdiction, by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

ARTICLE X

CONFIDENTIALITY

Section 10.1     Confidentiality. The provisions of Section 6.1 of the Asset Purchase Agreement are hereby incorporated by reference herein and the parties hereto agree to be bound thereby. The provisions of this Section 10.1 shall survive the termination of this Agreement.

ARTICLE XI

TERM & TERMINATION

Section 11.1     Term. This Agreement shall have a term of one year from the Effective Date or such longer period as the parties may agree in writing (the “Term), unless sooner terminated pursuant to this Article 11.

Section 11.2    Ascendia’s Optional Termination Right. Except to the extent otherwise agreed in writing by the parties, Ascendia shall have the right to terminate this Agreement in whole or with respect to any specified SKU of a Product at any time upon no less than three (3) months’ prior written notice, and Coty shall thereafter have no further responsibility to manufacture and deliver such SKU.

Section 11.3      Breach. Either party may terminate this Agreement in the event of any material default by the other party that has not been cured within thirty (30) days after such defaulting party has received written notice thereof from the non-defaulting party.

Section 11.4      Insolvency or Bankruptcy. Subject to applicable bankruptcy law, if any proceedings in bankruptcy or for the appointment of a receiver or trustee or any other proceedings under Applicable Law for the relief of debtors shall be instituted by or against Ascendia or Coty, or if either of such parties shall make an assignment for the benefit of creditors, such event shall be deemed a breach of this Agreement by such party and the other party shall have the option of immediately terminating this Agreement.

Section 11.5      Events of Force Majeure. In the event either party becomes unable to perform its obligations under this Agreement due to an event of Force Majeure, such party shall immediately notify the other party of such inability and of the period for which such inability is expected to continue. The party giving such notice shall be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled, but in no event more than thirty (30) calendar days. If such delay shall continue for more than thirty (30) calendar days, the other party shall have the right to terminate this Agreement.

Section 11.6      Effect of Termination. The representations and warranties of Coty in this Agreement shall survive inspection, testing, acceptance and use of the Products and for a period of three (3) years after the termination or expiration of this Agreement (the “Survival Date”), and shall run to Ascendia, its Affiliates, successors and permitted assigns. The termination or expiration of this Agreement for any reason shall not release either party from any obligation that accrued prior to such termination or expiration, or that, by its terms, is to continue beyond such termination or expiration, including, but not limited to, the warranty and indemnity provisions. The termination or expiration of this Agreement shall not release Ascendia from its obligation to accept and pay for Products delivered to it pursuant to Purchase Orders made prior to the effective date of termination or expiration or release Coty of any obligation to fill Purchase Orders received by it, prior to the effective date of termination or expiration; provided such Products conform to the Specifications.

Section 11.7      Rights of Ascendia. Without prejudice to Ascendia’s obligations to Coty under this Agreement, nothing in this Agreement shall be construed as restricting the right of Ascendia to contract the manufacture of Products from Persons other than Coty, or to manufacture Products in its own facilities.

ARTICLE XII

MISCELLANEOUS

Section 12.1     GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a)          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO AGREES THAT ANY LEGAL ACTION BETWEEN THE PARTIES RELATING TO THE PERFORMANCE OF THIS AGREEMENT OR THE INTERPRETATION OR ENFORCEMENT OF THE TERMS HEREOF, SHALL BE BROUGHT IN THE STATE OR FEDERAL COURTS IN THE COUNTY OF NEW YORK, HAVING JURISDICTION OF THE SUBJECT MATTER THEREOF, AND EACH PARTY IRREVOCABLY CONSENTS TO PERSONAL JURISDICTION IN ANY SUCH STATE COURT, WAIVES ANY RIGHT TO OBJECT TO SUCH VENUE OR TO ASSERT THE DEFENSE OF FORUM NON-CONVENIENS, AND AGREES THAT SERVICE OF COMPLAINT OR OTHER PROCESS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 12.6.

(b)          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

(c)          The provisions of this Section 12.1 shall survive the termination of this Agreement.

Section 12.2        Schedules. Each Schedule referred to herein is incorporated into this Agreement. Such Schedules need not be physically attached hereto to be valid and binding if they are appropriately identified on their face.

Section 12.3        Entire Agreement; Construction. (a) This Agreement and the other Transaction Documents (including all agreements and other documents contemplated herein and therein) constitute the entire agreement among the parties relating to the subject matter hereof and thereof and supersede any prior understandings or agreements, written or oral, with respect to such matters.

(b)          Neither party hereunder may assign any rights under this Agreement without the prior written consent of the other provided, however, that Ascendia may, without the prior written consent of Coty and provided it remains liable for the timely performance of its obligations hereunder, assign its rights under this Agreement in whole, but not in part, to (i) any existing or newly-formed Affiliate or Affiliates of Ascendia, (ii) any successor or successors to one or more of the Brands and (iii) any lender or lenders to, or investor or investors in, Ascendia or any Affiliate or Affiliates as collateral security, in each case, without the consent of Coty.

(c)          This Agreement may not be amended except by a writing that specifically references this Agreement. The failure of any party to assert any of its rights under this Agreement or otherwise shall not, absent a specific written waiver, constitute a waiver of such rights.

Section 12.4        Counterparts. This Agreement may be executed in one or counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement. Signature pages exchanged by telecopier shall be fully binding.

Section 12.5        Independent Contractors. The parties will operate as, and have the status of, independent contractors and neither will act as or be deemed to be an agent, partner, co-venturer or employee of the other party. No party will have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

Section 12.6        Notices. Notices, waivers and other written communications hereunder shall be effective upon delivery and shall be given in writing and served by certified United States mail or express overnight delivery, with a copy by facsimile, addressed as follows:

(a)	If to Ascendia:

Ascendia Brands Co., Inc.

100 American Metro Boulevard

Hamilton, NJ 08619

Attention: General Counsel

Telephone: (609) 219-0930

Facsimile: (609) 890-8458

(b)	If to Coty:

Coty US LLC

2 Park Avenue

New York, NY 10016

Attention: General Counsel

Telephone: (212) 479-4338

Facsimile: (212) 479-4328

IN WITNESS WHEREOF, the parties have executed this Manufacturing Agreement as of the date first above written.

COTY US LLC

By:	_________________________
Name:
Title:

ASCENDIA BRANDS CO., INC.

By:	_________________________
Name: Joseph A. Falsetti
Title: President & Chief Executive Officer